UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

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Energy XXI (Bermuda) Limited

(Name of Registrant as Specified In Its Charter)

N/A

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Canon’s Court, 22 Victoria Street
PO Box HM 1179
Hamilton HM EX, Bermuda

NOTICE OF 2010 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD NOVEMBER 9, 2010

October 6, 2010

Dear Shareholder:

You are cordially invited to attend Energy XXI (Bermuda) Limited’s 2010 Annual General Meeting of Shareholders (the “2010 Annual General Meeting”). The 2010 Annual General Meeting will be held on November 9, 2010, at 11:00 a.m. (local time) at the offices of Appleby, Canon’s Court, 22 Victoria Street, Hamilton HM EX, Bermuda, to:

(1)	Elect three directors as Class II directors, each for a three-year term;
(2)	Ratify and approve the appointment of UHY LLP as our independent registered public accounting firm and to authorize the Audit Committee of our Board of Directors to set the auditors’ remuneration for the fiscal year ending June 30, 2011; and
(3)	Address any other matters that properly come before the 2010 Annual General Meeting and any adjournments or postponements of the meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of 2010 Annual General Meeting of Shareholders. The close of business on September 20, 2010 is the record date for determining shareholders entitled to vote at the 2010 Annual General Meeting. Only holders of Energy XXI (Bermuda) Limited’s Common Shares as of the record date are entitled to notice of and to vote on the matters listed in this Notice of 2010 Annual General Meeting of Shareholders.

Your vote is important. We urge you to review the accompanying materials carefully and to vote by telephone or Internet as promptly as possible. Alternatively, you may request a proxy card, which you may complete, sign and return by mail.

BY ORDER OF THE BOARD OF DIRECTORS

John D. Schiller, Jr.
Chairman and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 9, 2010

Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended
June 30, 2010 are available at http://ir.energyxxi.com/filings.cfm OR www.energyxxi.com, by clicking “Investor Relations”, “Filings” and “SEC Filings”.

Energy XXI (Bermuda) Limited

i

ii

ENERGY XXI (BERMUDA) LIMITED
Canon’s Court, 22 Victoria Street
PO Box HM 1179
Hamilton HM EX, Bermuda

PROXY STATEMENT FOR
ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD NOVEMBER 9, 2010

GENERAL INFORMATION

Purpose of this Proxy Statement

We have prepared this Proxy Statement to solicit proxies on behalf of our Board of Directors for use at our 2010 Annual General Meeting of Shareholders and any adjournment or postponement thereof. The specific proposals to be considered and acted upon at the 2010 Annual General Meeting are summarized in the accompanying Notice of 2010 Annual General Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

Time and Place of 2010 Annual General Meeting

We will hold the 2010 Annual General Meeting on November 9, 2010, at 11:00 a.m. (local time) at the offices of Appleby, Canon’s Court, 22 Victoria Street, Hamilton HM EX, Bermuda. If you plan on attending the 2010 Annual General Meeting in person and need directions to the meeting site, please contact Investor Relations at (713) 351-3000.

Admission Rules

Only shareholders of record as of September 20, 2010 (the record date) and their accompanied guests, or the holders of their valid proxies, will be permitted to attend the 2010 Annual General Meeting. Each person attending the 2010 Annual General Meeting will be asked to present valid governmental-issued picture identification, such as a driver’s license or a passport, before being admitted to the meeting. In addition, shareholders who hold their shares through a broker or nominee (i.e., in “street name”) should provide proof of their beneficial ownership as of September 20, 2010, such as a brokerage statement showing their ownership of shares as of that date. Cameras, recording devices and other electronic devices will not be permitted at the 2010 Annual General Meeting.

Inspector of Elections

Our Board of Directors has appointed Reid Finance Limited as the inspector of elections for the 2010 Annual General Meeting. The inspector of elections will separately calculate affirmative, negative and withheld votes, abstentions and broker non-votes (as applicable) for each of the proposals.

Quorum

We must have a “quorum” — at least two (2) shareholders and at least 33 and 1/3% of our Common Shares represented in person or by proxy — to conduct business at the 2010 Annual General Meeting. Common Shares represented in person or by proxy, including Common Shares represented by proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to the Company but marked by brokers as “not voted” (“broker non-votes”), will be counted for purposes of determining whether a quorum is present. If a quorum is not present at the 2010 Annual General Meeting, the meeting may be adjourned from time to time until a quorum is obtained.

Who Can Vote

There were 51,138,513 common shares of our company (Common Shares) outstanding at September 20, 2010, and each shareholder of record at such date is entitled to one (1) vote for each Common Share held on each of the proposals for shareholders presented at the 2010 Annual General Meeting.

Vote Required for the Proposals

The nominees for director receiving the highest number of votes cast in person or by proxy at the 2010 Annual General Meeting in favor of their nominations will be elected. If you vote your proxy to withhold your vote for a particular nominee, your vote will not count either “for” or “against” that nominee. The approval for the proposal for selection of UHY LLP as our independent auditor for the year ending June 30, 2011 requires the affirmative vote of a majority of the votes cast on such proposal at the 2010 Annual General Meeting.

Common Shares that abstain from voting as to a particular proposal, and Common Shares held in street name or nominees that indicate on their proxies that they do not have discretionary authority to vote such Common Shares as to a particular proposal, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or Common Shares voting on such proposal. Accordingly, abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the voting for an applicable proposal.

If a Nominee Becomes Unavailable

If our director candidates become unavailable for any reason before the election, we may reduce the number of our directors serving on our Board of Directors or a substitute candidate may be designated. We have no reason to believe that our director candidates will be unavailable. If a substitute candidate is designated, John D. Schiller, Jr. and David West Griffin (the management proxy holders) will vote your Common Shares for such substitute if they are instructed to do so by our Board of Directors or, if our Board of Directors does not do so, in accordance with their own best judgment.

Other Matters at the 2010 Annual General Meeting

As of the date of this Proxy Statement, our management knows of no other matter that will be presented for consideration at the 2010 Annual General Meeting other than those proposals discussed in this Proxy Statement. If any other proposals properly come before the 2010 Annual General Meeting and call for a vote of shareholders, validly executed proxies returned to us will be voted in accordance with the recommendations of our Board of Directors, or, in the absence of such a recommendation, in accordance with the judgment of the management proxy holders.

Shareholder Questions

The Company expects to make available its directors and other representatives to answer shareholders’ questions of general interest following the formal agenda of the 2010 Annual General Meeting.

Solicitation of Proxies and Expenses

We are asking for your proxy on behalf of our Board of Directors. We will bear the entire cost of preparing, printing and soliciting proxies. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of our Common Shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies (without additional compensation) in person or by other means of communication. We may, if appropriate, retain an independent proxy solicitation firm to assist us in soliciting proxies.

Proposals By Shareholders

Our Board of Directors does not intend to bring any other matters before the 2010 Annual General Meeting and has not been informed that any other matters are to be presented by others. Our Bye-Laws contain several requirements that must be satisfied in order for any of our shareholders to bring a proposal before one of our annual general meetings, including a requirement of delivering proper advance notice to us. Shareholders are advised to review our Bye-Laws if they intend to present a proposal at any of our annual general meetings.

You may submit proposals for consideration at future shareholder meetings, including director nominations. Please read “Shareholder Proposals for 2011 Annual General Meeting” for information regarding the submission of shareholder proposals and director nominations for consideration at next year’s annual general meeting.

Voting (Whether in Person or By Proxy)

How Do I Vote My Shares?

You may vote your Common Shares in person at the 2010 Annual General Meeting or you may give us or your designated representative your proxy. We recommend you vote by proxy even if you plan to attend the 2010 Annual General Meeting as you can always change your vote at the 2010 Annual General Meeting.

On What Proposals May I Vote?

Holders of our Common Shares may vote on the following proposals:

1. To elect three Class II directors to serve on our Board of Directors until the Annual General Meeting in 2013 or until their successors are duly elected and qualified;

2. To ratify and approve the appointment of UHY LLP as our independent registered public accounting firm of the Company for the year ending June 30, 2011 and to authorize the Audit Committee of our Board of Directors to determine the auditors’ remuneration; and

3. Any other proposals that may properly come before the 2010 Annual General Meeting or any adjournments or postponements thereof.

What If My Common Shares Are Held in Someone Else’s Name?

If your Common Shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the 2010 Annual General Meeting. However, since you are not the shareholder of record (record holder), you may not vote these Common Shares in person at the 2010 Annual General Meeting unless you obtained a signed proxy from the record holder giving you the right to vote the Common Shares.

If you hold your Common Shares in street name, you will receive instructions from your broker or other nominee describing how to vote your Common Shares. If you do not instruct your broker or nominee how to vote your Common Shares, they may vote your Common Shares as they decide as to each matter for which they have discretionary authority.

There are also non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your Common Shares and the broker or other nominee indicates it does not have authority to vote such Common Shares on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.

As you may know, recent changes to exchange rules eliminated broker discretionary voting with respect to the election of directors. Where a matter is not considered “routine,” such as Proposal No. 1, regarding the election of directors, the Common Shares held by the broker will not be voted on that proposal without specific instruction from the beneficial holder of the Common Shares. Therefore, unlike in prior years, your broker is not able to vote on your behalf in any director election without specific voting instructions from you.

How Do I Vote by Proxy If I Am a Record Holder?

Record holders may vote their Common Shares or submit a proxy to have their Common Shares voted by one of the following methods:

•	By Internet. You may submit a proxy electronically on the Internet by following the instructions at www.proxyvote.com. You will need the control number that appears on your proxy card to vote online. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Standard Time, on November 8, 2010.
•	In Person. You may vote in person at the 2010 Annual General Meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

•	By Telephone. If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Standard Time, on November 8, 2010.
•	By Mail. If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.

If you give us your proxy to vote your Common Shares, we will be authorized to vote your Common Shares, but only in the manner you direct. You may direct us to vote for — or withhold authority to vote for — all, some or none of the nominees for director. You may also direct us to vote your Common Shares for or against the proposal to ratify and approve the appointment of UHY LLP as our independent registered public accounting firm for the year ending June 30, 2011 and to authorize the Audit Committee of our Board of Directors to determine the auditors’ remuneration.

You may also abstain from voting.

If you give us your proxy to vote your Common Shares and do not withhold authority to vote for the election of any of the nominees for director, all of your Common Shares will be voted FOR the election of the nominees. If you withhold authority to vote your Common Shares for any nominee, none of your Common Shares will be voted for that candidate, but all of your Common Shares will be voted FOR the election of each other nominee for whom you have not withheld authority to vote.

If you give us your proxy to vote your Common Shares on each of the other proposals for consideration at the 2010 Annual General Meeting but do not specify how you want your Common Shares voted, all of your Common Shares will be voted FOR each of the other proposals.

If you give us your proxy to vote your Common Shares and any additional proposals properly come before our shareholders for consideration and a vote at the 2010 Annual General Meeting, the management proxy holders will vote your Common Shares on those matters as instructed by our Board of Directors or, in the absence of any express instructions, in accordance with their own best judgment. As of the date of this Proxy Statement, we were not aware of any other matter to be raised at the 2010 Annual General Meeting.

What if I Change My Mind After I Give You My Proxy?

You may revoke your proxy at any time before your Common Shares are voted at the 2010 Annual General Meeting by providing us with either a new proxy with a later date (by any method available for giving your original proxy) or by sending our Corporate Secretary a written notice of your desire to revoke your proxy. You may also revoke your proxy at any time prior to your Common Shares having been voted by attending the 2010 Annual General Meeting in person and notifying the inspector of elections of your desire to revoke your proxy. However, your proxy will not automatically be revoked merely because you attend the 2010 Annual General Meeting.

If your Common Shares are held of record by an intermediary, you may submit new voting instructions by contacting your broker, bank or other nominee or you may vote in person at the 2010 Annual General Meeting if you obtain a legal proxy.

Why Did I Receive More Than One Proxy Card?

You may receive more than one proxy or voting card depending on how you hold your Common Shares. Please vote all of your Common Shares. If you hold your Common Shares through someone else, such as a broker or a bank, you may receive materials from them asking you how you want your Common Shares voted.

PRESENTATION OF FINANCIAL STATEMENTS

In accordance with Section 84 of the Companies Act 1981 of Bermuda, our audited consolidated financial statements for the year ended June 30, 2010 will be available for review before the 2010 Annual General Meeting. These statements have been approved by our Board of Directors. There is no requirement under Bermuda law that such statements be approved by shareholders, and no such approval will be sought at the 2010 Annual General Meeting.

Our audited consolidated financial statements for the year ended June 30, 2010 have been provided to shareholders by inclusion in our 2010 Annual Report, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 (our “Form 10-K”) (without exhibits), mailed with the Notice of 2010 Annual General Meeting of Shareholders and this Proxy Statement, but, except for those sections of the Form 10-K that are specifically incorporated by reference herein, such statements and our Form 10-K do not constitute part of the proxy solicitation materials. Our 2010 Annual Report and our Form 10-K, including amendments thereto, are both available on our website at www.energyxxi.com.

PROPOSALS YOU MAY VOTE ON

PROPOSAL NO. 1:
ELECTION OF CLASS II DIRECTORS

For the year ended June 30, 2010 our full Board of Directors consisted of six directors divided into three classes, with each Class having two directors. In September 2010 we increased our number of directors to seven, with Class II having three directors. The directors in each class serve a three-year term, except that the terms for each of Class I and II were set to expire upon shorter initial terms upon establishment of our company in 2005 so that the different classes of directors would have staggered terms. The terms of each class expire at successive annual general meetings so that the shareholders elect one class of directors at each annual general meeting.

The following table sets forth certain information, as of the date of this proxy statement, regarding our director nominees and other directors. There are no family relationships among any of our directors or executive officers.

Director	Age	Director Since
Class I Directors (serving until 2012 Annual General Meeting)
Paul Davison(2)	57	May 2007
Hill A. Feinberg(4)	63	May 2007
Class II Directors (term expiring at 2010 Annual General Meeting)
David M. Dunwoody(3)	61	July 2005
Cornelius Dupré(2)	58	October 2010
Kevin Flannery(2)	66	October 2010
Class III Directors (serving until 2011 Annual General Meeting)
John D. Schiller, Jr.	51	July 2005
William Colvin(1)	52	July 2005

(1)	Chairman of the Audit Committee, member of the Remuneration and Nomination Committees.
(2)	Member of the Audit, Remuneration and Nomination Committees.
(3)	Chairman of the Remuneration Committee, member of the Audit and Nomination Committees.
(4)	Chairman of the Nomination Committee, member of the Audit and Remuneration Committees.

The election of the Class II directors will take place at the 2010 Annual General Meeting. Effective October 4, 2010 the Nomination Committee appointed each of Messrs. Dupré and Flannery as directors. Additionally, the Nomination Committee nominated Messrs. Dunwoody, Dupré and Flannery to stand for re-election as Class II directors for a three-year term.

If elected, each of Messrs. Dunwoody, Dupré and Flannery will serve on our Board of Directors as Class II directors until our 2013 Annual General Meeting, or until their successors are duly elected and qualified or until their earlier resignation or removal in accordance with our Bye-Laws. If any of the nominees should become unable to accept election, the management proxy holders may vote for other person(s) selected by our Board of Directors or the named proxies. We expect each nominee for election as a director at the 2010 Annual General Meeting to be able to accept such nomination.

The process undertaken by the Nomination Committee in recommending qualified director candidates is described under “Board of Directors and Governance — Committees of Our Board of Directors —  Nomination Committee.” Certain individual qualifications and skills of our directors that contribute to our Board of Director’s effectiveness as a whole are described below in each director’s biographical information under “Information About Director Nominees and Directors.”

Vote Required for Approval

A majority of votes cast by the holders of our Common Shares is required for the election of our directors who will be elected to our Board of Directors as Class II directors to serve until the 2013 Annual General Meeting or until their successors have been elected and qualified or until their earlier removal or resignation from our Board of Directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
OF EACH OF THE CLASS II DIRECTOR NOMINEES,
DAVID M. DUNWOODY, CORNELIUS DUPRÉ AND KEVIN FLANNERY

PROPOSAL NO. 2:
APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM AND AUDITORS’ REMUNERATION

General

Our Audit Committee has selected UHY LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending June 30, 2011, and our Board of Directors asks that the shareholders approve the appointment of UHY LLP as the independent registered public accounting firm for such year and authorize our Audit Committee to determine the auditors’ remuneration. If the shareholders do not ratify the appointment of UHY LLP, the adverse vote will be considered as a direction to the Audit Committee to select other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year ended June 30, 2011 will be permitted to stand unless the Audit Committee finds other reasons for making a change. It is understood that even if the selection of UHY LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of our company and its shareholders.

All services to be rendered by our independent registered public accounting firm are subject to pre-approval and review by our Audit Committee.

UHY LLP has audited our financial statements since our inception on July 25, 2005.

While the Audit Committee is responsible for the appointment, remuneration, retention and oversight of our independent registered public accounting firm, our Audit Committee and our Board of Directors are requesting that the shareholders ratify and approve the appointment of UHY LLP as our independent registered public accounting firm and authorize our Audit Committee to determine the auditors’ remuneration for fiscal year ending June 30, 2011.

The Audit Committee selected UHY LLP to act as our independent registered public accounting firm because the Audit Committee believes UHY LLP has significant resources and expertise in the oil and gas industry. UHY LLP has represented to us that it is independent with respect to our company within the meaning of the published rules and regulations of the SEC.

UHY LLP personnel work under the direct control of UHY LLP partners and are leased from wholly-owned subsidiaries of UHY Advisors, Inc. in an alternative practice structure.

A representative from UHY LLP will be present via telephone at the 2010 Annual General Meeting, will have an opportunity to make a statement, if he desires to do so, and will be available to respond to appropriate questions.

Vote Required for Approval

An affirmative vote of a majority of votes cast by the holders of our Common Shares is required for the ratification and approval of the appointment of UHY LLP as our independent registered public accounting firm and to authorize the Audit Committee of our Board of Directors to set the auditors’ remuneration for the fiscal year ending June 30, 2011. Accordingly, abstentions and broker non-votes will not be counted and will not affect the outcome of the vote on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION
AND APPROVAL OF THE APPOINTMENT OF UHY LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM AND TO AUTHORIZE THE AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS TO SET THE AUDITORS’ REMUNERATION FOR THE
FISCAL YEAR ENDING JUNE 30, 2011.

Fees Paid to UHY LLP

The following table sets forth the aggregate fees for professional services rendered by UHY LLP for the years ended June 30, 2010 and June 30, 2009 on behalf of our company and our subsidiaries:

	Year Ended June 30, 2010	Year Ended June 30, 2009
Audit Fees(1)	$611,000	$559,000
Audit Related Fees(2)	136,000	—
Tax Fees(3)	—	17,500
All Other Fees(4)	—	—
Total Fees	$747,000	$576,500

(1)	Consists of fees for the audit of our annual financial statements and internal control over financial reporting, review of our quarterly financial statements, and fees for the review and issuance of consents and comfort letters related to our registration statements and other SEC filings.
(2)	Consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include, but are not limited to, special audits of acquired properties and audits of employee benefit plan.
(3)	Consists of fees for various tax consulting matters.
(4)	No other fees were paid to UHY LLP.

Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by UHY LLP. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis and may delegate pre-approval authority to one or more Audit Committee members. If so delegated, the Audit Committee member must report any pre-approval decision by him to the Audit Committee at its first meeting after the pre-approval was obtained.

We became subject to the rules of the SEC regarding qualifications of accountants, including the pre-approval provisions, on December 29, 2006, which is the date our registration statement on Form 10 became effective. Our indirect, wholly-owned subsidiary, Energy XXI Gulf Coast, Inc., became subject to the rules of the SEC regarding qualifications of accountants, including the pre-approval provisions on September 10, 2007, the date that its registration statements relating to the exchange offer to exchange outstanding unregistered notes for freely tradable exchange notes registered under the Securities Act became effective. The fees paid in the fiscal years ended June 30, 2010 and June 30, 2009 included in the above table were approved by the Audit Committee in conformity with the pre-approval process or pursuant to the SEC’s waiver of pre-approval provisions.

Other

In connection with the audit for the year ended June 30, 2010, there were no disagreements with UHY LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of UHY LLP, would have caused them to refer to such disagreement in connection with their report.

INFORMATION ABOUT DIRECTORS

The following table sets forth the names, ages and positions of our directors. The director’s respective backgrounds are described following the table:

Director	Age	Position(s) with the Company	Expiration of Term as Director
John D. Schiller, Jr.	51	Chairman and Chief Executive Officer	2011 Annual General Meeting
William Colvin(1)	52	Director	2011 Annual General Meeting
Paul Davison(2)	57	Director	2012 Annual General Meeting
David M. Dunwoody(3)	61	Director	2010 Annual General Meeting
Cornelius Dupré(2)	58	Director	2010 Annual General Meeting
Hill A. Feinberg(4)	63	Director	2012 Annual General Meeting
Kevin Flannery(2)	66	Director	2010 Annual General Meeting

(1)	Chairman of the Audit Committee, member of the Remuneration and Nomination Committees.
(2)	Member of the Audit, Remuneration and Nomination Committees.
(3)	Chairman of the Remuneration Committee, member of the Audit and Nomination Committees.
(4)	Chairman of the Nomination Committee, member of the Audit and Remuneration Committees.

Mr. Schiller was one of the initial founders of the Company and was elected as a director in connection with the establishment of the Company. Messrs. Colvin and Dunwoody were elected non-executive directors shortly following the formation of the Company on July 25, 2005 in contemplation of the Company’s initial public offering on the Alternative Investment Market of the London Stock Exchange (“AIM”). Messrs. Davison and Feinberg were appointed to our Board of Directors by the other directors on May 7, 2007 as the Company contemplated its listing of its Common Shares on The NASDAQ® Capital Market following its registrations of such shares under both the Securities and Exchange Act of 1934, as amended, (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”). Mr. Dupré and Mr. Flannery were appointed to our Board of Directors by the other directors effective October 4, 2010 in order to fill the vacancy left on the Board of Directors upon the July 23, 2010 resignation of Steven A. Weyel as President, Chief Operating Officer and member of the Board of Directors and to increase our number of directors.

John D. Schiller, Jr.  Mr. Schiller is our Chairman and Chief Executive Officer, and has been since our inception in 2005. Mr. Schiller’s career spans 30 years in the oil and gas industry. In addition to forming the Company, Mr. Schiller served as: Vice President, Exploration and Development, for Devon Energy from April 2003 to December 2004 with responsibility for domestic and international activities; Executive Vice President, Exploration and Production, for Ocean Energy, Inc. from 1999 to April 2003, overseeing Ocean’s worldwide exploration, production and drilling activities; and Senior Vice President of Operations of Seagull Energy. Prior to serving in those offices, Mr. Schiller held various positions at Burlington Resources, including Engineering and Production Manager of the Gulf of Mexico Division and Corporate Acquisition Manager, and at Superior Oil where he began his career in 1981. Mr. Schiller currently serves on the Board of Directors of the Houston Alley Theatre and Escape Family Resource Center, both charitable organizations. He is a registered professional engineer in the State of Texas and is a charter member and past Chairman of the Petroleum Engineering Industry Board, a member of the Look College of Engineering Advisory Council, and a member of the President’s Council at Texas A&M University. His memberships also include the Independent Petroleum Association of America, the American Petroleum Institute, the Houston Producers Forum and the Society of Petroleum Engineers. Mr. Schiller graduated with honors from Texas A&M University with a Bachelor of Science in Petroleum Engineering in 1981, and was inducted into the Texas A&M University Harold Vance Department of Petroleum Engineering’s Academy of Distinguished Graduates in 2008. The Board of Directors believes that it is important for the Company’s Chief Executive Officer to serve on the Board of Directors. The Chief Executive Officer provides a link to senior management, and our Board of Directors believes that this perspective is important in making decisions for the Company. In addition, Mr. Schiller, one of the founders of the Company, brings extensive expertise in our industry which assists the Board of Directors in making strategic decisions and makes him uniquely qualified to lead our Board. Mr. Schiller has been engaged in all facets of exploration, development and drilling activities, both domestically and internationally, for many years. He is particularly experienced in the Gulf of Mexico areas where our company’s core operations are located and has directed exploration and development activities throughout his business career. Mr. Schiller’s extensive knowledge regarding operational matters, as well as his managerial experience and his history as founder of our company, makes him exceptionally suited to lead our Board of Directors and our company.

William Colvin.  Mr. Colvin is one of our independent non-executive directors. He chairs our Audit Committee and is a member of our Remuneration and Nomination Committees. During 2009 and 2010 Mr. Colvin focused on personal interests following the end of his almost four year service with Southern Cross Healthcare PLC, a nursing home operator based in the UK, where most recently he served as Chief Executive during 2008. From March 2005 to January 2008, until his appointment as Chief Executive, Mr. Colvin served as Southern Cross Healthcare PLC’s chairman of the board, the role Mr. Colvin assumed following the acquisition of NHP Plc by funds controlled by The Blackstone Group. From January 2000 to February 2005 Mr. Colvin was a director of NHP Plc, a property investment group in the UK specializing in the ownership of freehold or long leasehold interests in modern purpose-built nursing homes. From November 2000 to February 2005, Mr. Colvin was also the Chief Executive of NHP Plc. He was Finance Director of British-Borneo Oil & Gas Plc from 1992 to 1999. From 1990 to 1992, Mr. Colvin was Finance Manager/Director at Oryx UK Energy. From 1989 to 1990, he was group financial controller at Thames Television Plc. From 1984 to 1989, he worked in a variety of financial roles for Atlantic Richfield (ARCO) Inc. From 1979 to 1984, Mr. Colvin worked in the audit department of Ernst & Young. He qualified as a Scottish Chartered Accountant in 1982 and holds a Bachelor of Commerce degree from the University of Edinburgh. With more than 30 years experience in economics and accounting, Mr. Colvin has the education, background and leadership skills needed to serve our Board and chair our Audit Committee. His years in the accounting industry, as well as in finance, have provided him with the skill set necessary to evaluate our financial results and oversee our financial reporting, particularly considering his knowledge of accounting principles and financial reporting rules. Additionally, his experiences working in the oil and gas industry enable him to understand and review our operations. Mr. Colvin also draws on his many years serving in top management levels of large corporations and his service on boards of directors of other companies. His extensive career positions him well to help guide our Board of Directors, chair our Audit Committee and serve as a member of our Nomination and Remuneration Committees.

Paul Davison.  Mr. Davison is one of our independent non-executive directors. He became a director on May 7, 2007 and is a member of our Audit, Nomination and Remuneration Committees. Mr. Davison has over 31 years of experience in the oil and gas industry in petroleum engineering and general management positions with Shell and Clyde Petroleum plc and most recently serving as Technical and Operations Director of Paladin Resources plc from 1997 until its takeover in 2006. Since 2006 he has pursued personal interests. Mr. Davison graduated from Nottingham University in 1974 with a degree in Mining Engineering. Having served the oil and gas industry in various capacities for more than 30 years, Mr. Davison brings a wealth of knowledge and experience relating to our operations. His career in operations, ranging from engineer to operations director, has provided Mr. Davison with a very strong foundation for assessing our overall corporate strategies and reviewing our operations. Mr. Davison also brings significant managerial experience, providing him with substantial knowledge in personnel management. His education, background and the diversity of his employment roles in the oil and gas field all make him a valued member of our Board of Directors, as well as our Audit, Nomination and Remuneration Committees.

David M. Dunwoody.  Mr. Dunwoody is one of our independent non-executive directors. He chairs the Remuneration Committee and is a member of our Audit and Nomination Committees. Mr. Dunwoody is the President of Morris Pipeline Company, a natural gas gathering company operating in Texas and has served in that capacity since 1998. From 1982 to 1998, Mr. Dunwoody held various positions with TECO Pipeline Company, an intrastate pipeline company operating in Texas. Prior to being acquired by PG&E Corporation, TECO operated over 1,100 miles of gas gathering and transmission pipelines. Mr. Dunwoody graduated from the University of Texas at Austin in 1971, receiving a Bachelors of Business Administration degree. Bringing 40 years of experience in the oil field services industry, Mr. Dunwoody makes an excellent addition to our Board of Directors. In addition to an extensive background in the oil and gas industry, he brings an over ten-year tenure as President of Morris Pipeline Company, which has provided him with managerial skills necessary to assess and help direct our corporate personnel policies and makes him highly qualified to lead our Remuneration Committee. Additionally, his experience and education in business administration positions him well to serve our Board of Directors, Audit Committee and Nomination Committee.

Cornelius Dupré II.  Mr. Dupré was nominated and approved to serve as one of our independent non-executive directors in September 2010. He is a member of our Audit, Nomination and Remuneration Committees. Mr. Dupré is the Chairman of Dupré Interests, an oil and gas exploration services company, serving in that capacity since founding the company in 2004. Additionally, Mr. Dupré is owner of several oil and gas service companies, including KSW Oilfield Rentals (October 2004 to present), Venture Transport & Logistics (owner and Chairman, June 2004 to 2008), Dolphin Energy Equipment (December 2007 to present) and Catalyst Construction (July 2008 to present). He has also served on the Board of Directors of Caza Oil & Gas, Inc., a publicly-held company trading on the AIM and the Toronto Stock Exchange, since April 2008, Crystal Fuels Inc. (2006 to present), Foundation Energy (June 2004 to present) and Domain Energy Partners (February 2005 to present). Prior to these activities, Mr. Dupré served as Senior Vice President, Sales and Marketing of National Oilwell, Inc. (July 1999 to May 2004) and as founder, Chairman and CEO of Dupré Companies, a group of oilfield services companies, from November 1981 until the company’s merger with National Oilwell, Inc. in July 1999. Mr. Dupré belongs to a number of industry groups, as well as charitable and community organizations, including: the Society of Petroleum Engineers, American Petroleum Institute, IPAA, Petroleum Equipment Suppliers Association, International Association Drilling Contractors, National Ocean Industries Association, Houston Producers Forum, Baylor College of Medicine Partnership Foundation, Board of Independent Producers Association Mountain States, Sam Houston Area Boy Scouts of America (Board member) and Spindletop Charity Foundation (Board member). In 1980 Mr. Dupré graduated from Louisiana State University with a Bachelor of Science, received his Master of Business Administration from Northeastern University and received a Juris Doctor degree from Louisiana State University Law Center. As an oil and gas services entrepreneur with more than 30 years of experience, Mr. Dupré brings a wealth of knowledge and experience to our Board of Directors. Additionally, his many years as founder, director and leader of various businesses have provided him with a skill set to help us address operational, management, personnel and business development matters. His experiences as director of other companies has made him well-versed in corporate governance and management matters, making him a valued addition to our Board of Directors, as well as our Audit, Nomination and Remuneration Committees.

Hill A. Feinberg.  Mr. Feinberg is one of our independent non-executive directors. He chairs the Nomination Committee and is a member of the Audit and Remuneration Committees. Mr. Feinberg is Chairman and Chief Executive Officer of First Southwest Company, a privately held, fully diversified investment banking firm founded in 1946. Before joining First Southwest Company in 1991, Mr. Feinberg was a Senior Managing Director at Bear Stearns & Co. and a former Vice President and Manager of Salomon Brothers in the Dallas office. Mr. Feinberg is a past Chairman of the Municipal Securities Rulemaking Board (MSRB), the self-regulatory organization charged with the responsibility of writing rules governing the municipal securities activities of registered brokers. Mr. Feinberg also formerly served as a member of the board for Compass Bancshares, Inc. and is currently a member of the Greater Dallas Chamber. His civic and charitable service includes chairing the board of directors of the Phoenix House Foundation, as well as serving as a board member of the Cardiopulmonary Research Science and Technology Institute, a member of the Executive Committee of St. Mark’s School of Texas and a board member of Visitors of UT Southwestern Health System. He is also the past Chairman of the Board of Directors of the MBM Foundation, which is the governing board of the partnership between Menninger Clinic and Baylor College of Medicine. Mr. Feinberg received his bachelor’s degree in finance from the University of Georgia in 1969, receiving the Distinguished Alumnus Award from the University of Georgia’s Terry College of Business in May 2008. After graduation, Mr. Feinberg joined the United States Army Corps of Engineers, serving as 1st Lieutenant in Vietnam from 1970 to 1971. Mr. Feinberg has spent more than 30 years as a leader in the financial services industry. His finance-based education, his extensive experience in banking and investments, as well as his service to regulatory groups all blend to make him a valuable member of our Audit and Remuneration Committees. Additionally, his years leading a corporate organization and his service to other boards of directors have given him a deep understanding of the role of the board and committees, making him well qualified to chair our Nomination Committee and help guide our Board of Directors.

Kevin Flannery.  Mr. Flannery was nominated and approved to serve as one of our independent non-executive directors in September 2010. He is a member of our Audit, Nomination and Remuneration Committees. He brings over 40 years of experience in both operational and financial management roles in a various industries. He is currently the president and chief executive officer of Whelan Financial Corporation, a company he founded in 1993 that specializes in financial management and consulting, and is a member of the New York Stock Exchange Allocation Committee. He was formerly the chairman and chief executive officer of several companies, including Rehrig United Inc., a manufacturing company (2008), RoweCom, Inc., a provider of service and e-commerce solutions for purchasing and managing print and e-content knowledge resources (2003 to October 2004) and, Telespectrum Worldwide, a telemarketing and consumer service company (April 2002 to October 2004). Because of Mr. Flannery’s experience in financial management, several companies have sought his expertise during times of financial issues. He was sought by Rehrig United Inc. to assist its eventual liquidation in 2009 when it could not survive a spike in material costs and RoweCom Inc. to oversee its Chapter 11 protection and negotiations with the creditors’ committee in 2004.

He currently is chairman of the board of the magazine publishing company, Modern Luxury Media Inc., serves as director and member of the compensation committee of ATS Corporation, a technology contractor publicly traded on AMEX, and serves as a director of Luxfer Holdings PLC, a manufacturer of high performance engineering materials and FPM Heat Treating LLC, a leading provider of heat treatment processes. He has additionally served on the boards of directors of Dan River Inc. (2005); Darling International, Inc. (May 2004 to May 2006 — audit, compensation and governance committees); Sheffield Steel Corp. (August 2002 to May 2006 — special committee chairman); Cascade Timberland LLC (December 2004 to June 2006 — audit committee member); Atkins Nutritionals Inc. (2006 to September 2007 — audit committee chairman and compensation committee member); Norwood Promotional Products Inc (2006 to 2007 — audit and finance committee chairman and compensation committee member); Texas Petrochemical LP (May 2004 to June 2009 — compensation and finance committees chairman); Daystar Technologies, Inc. (April 2007 to September 2009 — compensation committee chairman); and Seitel, Inc. (December 2004 to May 2007 — compensation, nomination and governance committees). Mr. Flannery began his career at Goldman Sachs & Co and was a senior managing director of Bear Stearns & Co. His 40 years of experience in both operational and management roles in a variety of industries provides insight into the Company’s operational and financial opportunities. Additionally, his service to various boards and committees has given him a depth of knowledge concerning governance matters, making him an excellent addition to our Board of Directors, as well as our Audit, Nomination and Remuneration Committees.

BOARD OF DIRECTORS AND GOVERNANCE

Role of our Board of Directors

Pursuant to our Bye-Laws, the number of directors is fixed and may be increased or decreased from time to time by resolution of our Board of Directors, provided that the number of directors must not be less than three (3). Currently, our Board of Directors has seven (7) members. Our Board of Directors is divided into three classes, Class I, Class II and Class III, with staggered terms of office ending in 2012, 2010 and 2011, respectively. The terms for each class expire on the date of the third annual general meeting following the most recent election of directors for such class. Each director holds office until the next annual general meeting for the election of directors of his class and until his successor has been duly elected and qualified or until his earlier removal or resignation.

Our Board of Directors meets regularly to review significant developments affecting our company and to act on matters requiring Board of Directors approval. Our Board of Directors held ten (10) formal board meetings as well as committee meetings described below, during the fiscal year ended June 30, 2010 and acted three (3) times by written consent without a formal meeting. Each member of our Board of Directors attended all Board and applicable committee meetings in the fiscal year ended June 30, 2010, except that Mr. Davison did not attend one Board meeting due to a prior commitment.

Corporate Governance

We maintain a corporate governance page on its website, which includes key information about its Code of Business Conduct and Ethics and charters for each of the committees of our Board of Directors, including the Audit Committee, the Remuneration Committee and the Nomination Committee. The corporate governance page can be found at www.energyxxi.com, by clicking on “Investor Relations” and then on “Corporate Governance.”

Board Leadership

Our Board of Directors has chosen to combine the positions of Chief Executive Officer and Chairman of our Board of Directors. Our Board of Directors believes that combining the these positions is currently the most effective leadership structure for our company given Mr. Schiller’s in-depth knowledge of our company’s business and industry, his ability to formulate and implement strategic initiatives and his extensive contact with and knowledge of the industry. As Chief Executive Officer, Mr. Schiller is intimately involved in the day-to-day operations of our company and is thus in a position to elevate the most critical business issues for consideration by the independent directors of our Board of Directors. Our Board of Directors believes that the combination of the Chief Executive Officer and Chairman provides an effective balance for the management of our company in the best interests of our company’s shareholders.

Risk Management

Our Board of Directors generally administers its risk oversight function through the board as a whole. Our executive officers, who report to our Chairman and Chief Executive Officer, have day-to-day risk management responsibilities. Each of these executive officers regularly reports to our Board of Directors regarding the Company’s financial results, the status of the Company’s operations, the Company’s safety performance and other aspects of implementing the Company’s business strategy. The Board of Directors reviews, evaluates and discusses these risk management processes, engaging in open communication with management.

Independence

As required under the listing standards of The NASDAQ Stock Market LLC (NASDAQ Listing Standards), a majority of the members of our Board of Directors must qualify as independent, as affirmatively determined by our Board of Directors. Our Board of Directors evaluated all relevant transactions and relationships between each director, or any of his family members, and our company, senior management and independent registered accounting firm. Based on this evaluation, our Board of Directors has determined that Messrs. Colvin, Davison, Dunwoody, Dupré, Feinberg and Flannery are each an independent director, as that term is defined in the NASDAQ Listing Standards. Messrs. Colvin, Davison, Dunwoody, Dupré, Feinberg and Flannery constitute a majority of the members of our Board of Directors. Mr. Schiller is not independent because he currently serves as our Chairman and Chief Executive Officer.

Executive Sessions and Meetings of Independent Directors

Our Board of Directors holds executive sessions of the non-management directors following each regularly scheduled meeting of our Board of Directors. Executive sessions do not include any of our employee directors.

Board Attendance at Annual General Meetings

We encourage our directors to attend our annual general meetings but do not require them to do so. We reimburse the travel expenses of any director who travels to attend the annual general meetings. At the 2009 Annual General Meeting, all of our directors attended.

Communications with our Board of Directors

Our non-management and independent directors have approved a process for shareholders to communicate with our directors. Pursuant to that process, shareholders, employees and others interested in communicating with our Board of Directors may communicate with our Board of Directors by writing to the following address:

Energy XXI (Bermuda) Limited
c/o Corporate Secretary
Canon’s Court, 22 Victoria
PO Box HM 1179
Hamilton HM EX, Bermuda

In any such communication, an interested person may also designate a particular director, or a committee of our Board of Directors, such as the Audit Committee. Our Corporate Secretary will forward all correspondence to our Board of Directors or the particularly designated audience, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements or patently offensive or otherwise inappropriate material. Our Corporate Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within our company for review and possible response.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics as our “code of ethics” as defined by regulations promulgated under the Securities Act and the Exchange Act, which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the Code of Business Conduct and Ethics is available at the “Investor Relations” and “Corporate Governance” section of our website at www.energyxxi.com under “Investor Relations” and “Corporate Governance”. A copy of our Code of Business Conduct and Ethics may also be obtained free of charge upon a request directed to Energy XXI (Bermuda) Limited, Canon’s Court, 22 Victoria, PO Box HM 1179, Hamilton HM EX, Bermuda, Attention: Investor Relations. We will promptly disclose any substantive changes in or waivers, along with reasons for the waivers, of the Code of Business Conduct and Ethics by posting such information on our website at www.energyxxi.com under “Investor Relations” and “Corporate Governance.”

Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions

As part of the Code of Business Conduct and Ethics, we have adopted procedures related to the identification of conflicts of interest including related party transactions. Any potential conflicts of interest including related party transactions are to be brought to the attention of the appropriate personnel. Senior management evaluates instances of potential conflicts, including related party transactions and in cases where the matter is deemed significant, consults with our Board of Directors.

Committees of Our Board of Directors

Our Board of Directors currently has an Audit Committee, a Remuneration Committee and a Nomination Committee.

Audit Committee

Our Board of Directors has established an Audit Committee that convenes at least four times a year. The Audit Committee is currently comprised of Messrs. Colvin (who serves as its chair), Davison, Dunwoody, Dupré, Feinberg and Flannery, each of whom is an independent director under the NASDAQ Listing Standards and Rule 10A-3 under the Exchange Act. Our Board of Directors also has determined that each member of the Audit Committee is financially literate and that Mr. Colvin has the necessary accounting and financial expertise to serve as chair. Further, our Board has determined that Mr. Colvin is an “audit committee financial expert” following a determination that Mr. Colvin met the criteria for such designation under the SEC’s rules and regulations. For information regarding Mr. Colvin’s business experience, see “Proposal 1 —  Election of Class II Directors — Information About Director Nominees and Directors.”

Our Audit Committee held six (6) meetings during fiscal year ended June 30, 2010.

The Board of Directors has determined that Mr. Colvin is a “financial expert” within the meaning stipulated by the SEC.

The Audit Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available on our website at www.energyxxi.com under “Investor Relations” and “Corporate Governance.”

The Audit Committee recommends the annual appointment of our independent registered public accounting firm with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, and reviews accounting principles we will use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures. The Audit Committee’s report regarding the fiscal year ended June 30, 2010 begins on page 48.

Remuneration Committee

Our Board of Directors has established a Remuneration Committee comprised of Messrs. Dunwoody (who serves as its chair), Colvin, Davison, Dupré, Feinberg and Flannery all of whom are independent under the NASDAQ Listing Standards.

Our Remuneration Committee held five (5) meetings during the fiscal year ended June 30, 2010.

The Remuneration Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available on our website at www.energyxxi.com under “Investor Relations” and “Corporate Governance.”

The Remuneration Committee evaluates the performance of our officers, reviews overall management compensation and benefits policies, and reviews and recommends employee benefits plans, options and/or restricted share grants and other incentive arrangements. Additional information regarding the Remuneration Committee’s processes and procedures for the consideration and determination of executive compensation are discussed in “Compensation Discussion and Analysis” below. The Remuneration Committee’s report begins on page 32.

Nomination Committee

Our Board of Directors has established a Nomination Committee comprised of Messrs. Feinberg (who serves as its chair), Colvin, Davison, Dunwoody, Dupré and Flannery all of which are independent under the NASDAQ Listing Standards.

Our Nomination Committee held two (2) meetings during the fiscal year ended June 30, 2010.

The Nomination Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available on our website at www.energyxxi.com under “Investor Relations” and “Corporate Governance.”

The primary purposes of the Nomination Committee are to: (1) identify individuals qualified to become members of our Board of Directors and recommend such individuals to our Board of Directors for nomination for election to our Board of Directors, (2) make recommendations to our Board of Directors concerning committee appointments, and (3) provide oversight of the corporate governance affairs of our Board of Directors and our company.

Director Nomination Process

Our Nomination Committee has a policy of considering candidates for director, including those candidates recommended by our shareholders. The Nomination Committee reviews candidates based on general criteria it has established for membership on our Board of Directors, including, among other things, such candidates’ integrity, independence, diversity of experience, leadership, ability to exercise sound judgment, scientific expertise, prior government service and experience at policy-making levels involving issues affecting business, government, education, technology and other areas relevant to our global business. Our Nomination Committee uses the same processes in evaluating nominations for our Board, irrespective of whether the nomination is made by a shareholder or by a member of our Board of Directors. Although our Nomination Committee has not established any fixed qualifications for an acceptable nominee to our Board of Directors, our Nomination Committee believes our directors should possess the highest personal and professional ethics, integrity and values, be committed to representing the long-term interests of our shareholders and be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively. In addition, our directors should be committed to serve on our Board of Directors for an extended period of time and should not serve on the boards of business entities competitive with us, or on the board of directors of more than three public companies, unless doing so would not impair the director’s service on our Board of Directors. While the Board of Directors does not have a formal policy on diversity, the Board seeks candidates who, in addition to providing a range of talents and expertise, are sufficiently diverse as to provide a range of perspectives representative of the interests of constituencies served or to be considered from time to time by the Board of Directors, including our shareholders and our employees. Diversity, inclusive of, but not limited to, race, gender, ancestry and thought, is an important ingredient in the maintenance of an appropriate range of perspectives. Our Nomination Committee does not have a formal process for identifying and evaluating nominees for directors, but rather uses its network of contacts to identify and evaluate potential candidates.

Any shareholder desiring to nominate qualified candidates for election as a director to our Board of Directors must submit to our Corporate Secretary a notice, executed by such shareholder (not being the person proposed as a candidate) prior to a contemplated annual general meeting and received not less than 60 days nor more than 90 days before the date that our proxy statement is released to our shareholders in connection with the prior year’s annual general meeting, of the intention to propose such candidate. The notice must set forth as to each person whom the shareholder proposes to nominate for director:

•	the name, age, business address and residence address of such person;
•	the principal occupation or employment of such person;
•	the class, series and number of Common Shares beneficially owned by such person;
•	particulars which would, if such person were so appointed, be required to be included in our register of directors and officers maintained under Bermuda law;
•	a letter from such person indicating that he is willing to be considered for election as a director; and
•	all other information relating to such person that is required to be disclosed in solicitations for proxies for the election of directors pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”) under Section 14 of the Exchange Act.

For additional information, see “Shareholder Proposals for 2011 Annual General Meeting.”

Remuneration Committee Interlocks and Insider Participation

During the fiscal year ended June 30, 2010, the Remuneration Committee was comprised of the following independent directors: Messrs. Dunwoody, Colvin, Davison and Feinberg. None of the members of the Remuneration Committee was an officer or employee of us or had a relationship requiring disclosure. No executive officer of our company served as a member of the compensation committee or as a director of any entity where an executive officer of such entity is a member of our Board of Directors or the Remuneration Committee.

Mr. Schiller, our Chairman of our Board and Chief Executive Officer, participated in deliberations concerning executive compensation, although he was not responsible for the deliberations or final determination of his compensation.

Director Compensation

We believe that it is important to attract and retain outstanding non-employee directors and one way that we believe we can achieve this goal is to offer compensation and incentives for such service. Directors who are not deemed “independent,” or who are employees or employees of any of our subsidiaries, receive no additional compensation for their services as directors.

The following table and narrative disclosure provide information on our compensation for non-employee directors for our fiscal year ended June 30, 2010. A description of the compensation of Messrs. Schiller, who is an employee director of the Company, during the fiscal year ended June 30, 2010 is separately provided in this Proxy Statement under “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
William Colvin	$124,500	$75,000	$-0-	$199,500
Paul Davison	106,000	75,000	-0-	181,000
David M. Dunwoody	119,500	75,000	-0-	194,500
Hill A. Feinberg	119,500	75,000	-0-	194,500

(1)	The amounts shown reflect the fees earned by each non-executive director for: (1) attendance at meetings during the fiscal year ended June 30, 2010 ($3,500 for each of the 10 Board of Directors meetings (9 in the case of Mr. Davison) and $1,500 for each of the 13 committee meetings), (2) service as chairs of committees ($15,000 for the audit chairman and $10,000 each for the nomination and remuneration chairmen), and (3) a $55,000 cash retainer payable quarterly.
(2)	The equity retainer is paid in Common Shares in an amount equivalent to $75,000 using the closing price on the date of the Annual General Meeting. For the fiscal year 2010, each director was awarded 8,064 common shares based on a $9.30 closing price on the date of the 2009 Annual General Meeting.

Effective September 1, 2008 our Board of Directors also adopted the Energy XXI Services, LLC Directors’ Deferred Compensation Plan (“Directors’ Deferred Plan”), which, together with our non-executive director remuneration plan, constitute our remuneration plans for our outside directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of September 15, 2010 the number and percentage of our outstanding Common Shares that, according to the information available to us, were owned by (1) each of our directors and each person nominated to become one of our directors, (2) each of our executive officers who are our “Named Executive Officers” for whom we provide compensation information in this Proxy Statement, (3) each person known by us to be the beneficial owner of more than 5% of our outstanding Common Shares and (4) all of our directors, director nominees and executive officers as a group.

For purposes of the table below, we deem Common Shares subject to options that are currently exercisable or exercisable within 60 days of September 15, 2010 to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the Common Shares beneficially owned by them, subject to community property laws, where applicable. Except as expressly stated otherwise, the address for the beneficial owners listed below is: Energy XXI (Bermuda) Limited, Canon’s Court, 22 Victoria Street, PO BOX HM 1179, Hamilton HM EX, Bermuda.

Name and Address of Beneficial Owner	No. of Common Shares(1)	Percent of Class
Black Rock Inc. 40 East 52nd Street, New York, NY 10022	5,402,079	10.67%
MSD Capital, L.P. 645 Fifth Avenue, 21st Floor, New York, NY 10022	4,980,075	9.9%
Mount Kellett Capital Management LP 623 Fifth Avenue, 18th Floor, New York, NY 10022	4,224,905	8.2%
Leon G. Cooperman 88 Pine Street, Wall Street Plaza, 31st Floor, New York, NY 10005	2,744,480	5.5%
John D. Schiller, Jr.(2)	1,584,851	3.1%
Steven A. Weyel(2)	296,544	*
D. West Griffin(2)	249,739	*
William Colvin	56,948	*
Paul Davison	49,693	*
David M. Dunwoody	65,705	*
Cornelius Dupré	28,833	*
Hill A. Feinberg	104,968	*
Kevin Flannery	1,000	*
Ben Marchive	213,636	*
Todd Reid	36,790	*
All directors, director nominees and officers as a group (15) persons as of September 15, 2010	2,908,319	5.7%

*	Indicates less than 1%
(1)	As part of our 2009 Annual General Meeting of Shareholder held on December 11, 2009, our shareholders approved a proposal to permit our Board of Directors to effect a share consolidation, or reverse stock split, of our Common Shares (“Reverse Stock Split”). On January 29, 2010 we effected a reverse stock split at a ratio of one Common Share for five of our current Common Shares. Common Share Ownership is being disclosed taking into account the effect of the Reverse Stock Split.
(2)	Includes Common Shares underlying vested, but unexercised, stock options of 75,000, 100,000 and 25,000 for Messrs. Schiller, Weyel and Griffin, respectively, that vested as of September 10, 2010 for Messrs. Schiller and Griffin and on July 23, 2010, the resignation date, for Mr. Weyel. None of the vested stock options have been exercised. The options were granted under the 2006 Long-Term Incentive Plan, with each option being exercisable for one Common Share. Messrs. Schiller, Weyel and Griffin received grants of 150,000, 100,000 and 50,000 stock options, respectively, priced at $17.50 (on a post-Reverse Stock Split basis), the closing price on September 10, 2008, vesting over a three-year period with 20% vesting on September 10, 2009, an additional 30% vesting on September 10, 2010 and the remaining 50% vesting on September 10, 2011. As part of his resignation, all of Mr. Weyel’s stock options were deemed vested on July 23, 2010.

INFORMATION ABOUT EXECUTIVE OFFICERS

The following table sets forth certain information, as of the date of this proxy statement, regarding each of our executive officers. Our executive officers are elected annually by our Board and serve one-year terms or until their death, resignation or removal by our Board. There are no family relationships between any of our directors and executive officers. In addition, there are no arrangements or understandings between any of our executive officers and any other person pursuant to which any person was selected as an executive officer.

In addition to Mr. Schiller, whose biographical information is shown above under “Information About Directors” beginning on page 10, the following persons are our executive officers.

Name	Age	Position(s) with the Company
John D. Schiller, Jr.	51	Chief Executive Officer
D. West Griffin	49	Chief Financial Officer
Ben Marchive	63	Executive Vice President, Exploration and Development
Todd Reid	47	Senior Vice President, Marketing & Risk Management
Rick Fox	57	Vice President, Controller
Stewart Lawrence	49	Vice President, Investor Relations and Communications
Hugh A. Menown	52	Senior Vice President, Chief Accounting Officer and Chief Information Officer
Steve Nelson	50	Vice President, Drilling and Production

John D. Schiller, Jr.’s biographical information may be located under “Proposal 1: Election of Class II Directors — Information About Director Nominees and Directors.”

D. West Griffin.  Mr. Griffin is our Chief Financial Officer and has been since our inception, with 25 years of finance experience. During 2005 prior to our inception, Mr. Griffin spent his time focusing on the formation of our company. From January 2004 to December 2004, Mr. Griffin was the Chief Financial Officer of Alon USA, a refining and marketing company. From April 2002 to January 2004, Mr. Griffin owned his own turn-around consulting business, Energy Asset Management. From 1996 to April 2002, Mr. Griffin served in various positions with InterGen, including as Chief Financial Officer for InterGen’s North American business and supervisor of financing of all of InterGen’s Latin American projects. From 1993 to 1996, Mr. Griffin worked in the Project Finance Advisory Group of UBS. From 1985 to 1993, Mr. Griffin served in various positions with Bankers Trust Company. Mr. Griffin graduated Magna Cum Laude from Dartmouth College in 1983 and received his Masters in Business Administration from Tuck Business School in 1985.

Ben Marchive.  Mr. Marchive is our Executive Vice President of Exploration and Development. Mr. Marchive joined our company in April 2006, bringing 31 years of experience in the oil and gas industry. He began his career with Superior Oil Company and gained extensive knowledge of offshore drilling, completion and production operations. He has since held management positions with Great Southern Oil & Gas, Kerr-McGee Corporation and most recently Ocean Energy, Inc. During his fourteen year tenure at Kerr-McGee, Mr. Marchive managed all disciplines of engineering dealing with drilling, production operations, completions and reserve determination for the offshore division. In February 1999, Mr. Marchive joined Ocean Energy, Inc. where he served as Vice President, Production North America. In this capacity, he was responsible for all Production Operations for North America Land and Offshore until his retirement in July 2003. From 2003 to 2006, Mr. Marchive pursued personal interests. Mr. Marchive is a 1977 graduate of Louisiana State University with a Bachelor of Science degree in Petroleum Engineering.

Todd Reid.  Mr. Reid is our Senior Vice President of Marketing and Risk Management. He has 18 years of experience in the energy marketing and trading business. Most recently, Mr. Reid served as President of Houston Research & Trading Ltd. from 2003 until joining us in July 2006 in his current position. Prior to those offices from 1993 to 2003, he has held senior management positions with Duke Energy Trading and Marketing, NP Energy, Louisville Gas and Electric and Dynegy. Before coming to the energy industry, Mr. Reid first learned the trading business as a market maker for six years on the floor of the Chicago Board Options Exchange and was a member of the Chicago Board of Trade. He graduated with honors from Illinois

College with a Bachelor of Science in Physics and Math in 1984. Mr. Reid received his Masters in Business Administration from Washington University in St. Louis in 1986.

Rick Fox.  Mr. Fox is our Vice President, Controller. Prior to joining us in 2006, Mr. Fox most recently held the position of Director of Accounting and Control for Peoples Energy Production Company, a wholly owned subsidiary of Peoples Energy Corporation, where he served from 2001 to 2006. Mr. Fox has more than 31 years of experience in the oil and gas industry, including 16 years with Burlington Resources in various management positions. Mr. Fox began his career with Getty Oil after graduating from Baylor University in 1974 and is a Certified Public Accountant.

Stewart Lawrence.  Mr. Lawrence joined us in March 2007 as our Vice President of Investor Relations and Communications, with 23 years of investor relations and communications experience. From September 2001 until he joined us in March 2007, he was Manager of Investor Relations for Anadarko Petroleum Corporation, one of the largest U.S. independent oil and gas companies. From 1996 to 2001, Mr. Lawrence was responsible for investor relations and other communications functions at MCN Energy Group, a diversified energy company that was acquired in 2001 by DTE Energy Company. Mr. Lawrence graduated from the University of Houston with a BA in journalism in 1987 and a Masters in Business Administration in 1995.

Hugh A. Menown.  Mr. Menown is our Senior Vice President, Chief Accounting Officer and Chief Information Officer. He has more than 30 years of experience in mergers and acquisitions, auditing and managerial finance. Mr. Menown has served with our company since August 2006. For the first seven months of 2006, Mr. Menown worked as an independent consultant in the energy industry. Prior to that time (March 2002 until December 2005) Mr. Menown was employed by Quanta Services, Inc., serving as Chief Financial Officer of two of its subsidiaries. From 1987 to 1999, Mr. Menown provided audit and related services for clients at PricewaterhouseCoopers, LLP in the Houston office, where for seven years he was the partner in charge of the transaction services practice providing due diligence, mergers and acquisition advisory and strategic consulting to numerous clients in various industries. He is a certified public accountant and a 1980 graduate of the University of Missouri-Columbia with a bachelor’s degree in business administration.

Steve Nelson.  Mr. Nelson is our Vice President of Drilling and Production. He has over 27 years of experience in the oil and gas business. He was hired from Devon Energy, the largest U.S. independent oil and gas company, in April 2006 where he was the Manager of Drilling and Operations for Devon’s Western Division. From April 1999 until joining us in April 2006, Mr. Nelson was employed by Ocean Energy (which was acquired by Devon Energy in May 2003), serving as U.S. Onshore Well Work Superintendent from April 1999 until April 2000 and then as Production and Engineering Manager for U.S. Onshore for the remainder of his tenure there. Previous to that, Mr. Nelson spent 16 years with Kerr McGee’s Gulf of Mexico Division in various operations and supervisory jobs. He graduated with a BS in Petroleum Engineering from the University of Oklahoma in 1983.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions

There have been no transactions or business relationships between any director, executive officer, 5% holder or family member and us during the past fiscal year nor is there any indebtedness owed to us by any of these individuals.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We were originally formed and incorporated in July 2005 as an exempted company under the laws of Bermuda to serve as a vehicle for the acquisition of oil and gas reserves and related assets. In October 2005, we completed a $300 million initial public offering of common stock and warrants on AIM. Our formation and our initial activities, including our initial public offering on the AIM and our initial acquisition of Marlin Energy Offshore, LLC and its affiliates (“Marlin”) in April 2006, were a direct result of the efforts of our founders, Mr. Schiller and Mr. Griffin, who provided our original business plan and start-up capital through The Exploitation Company, LLP, a limited liability partnership created for such purpose. Our executive compensation programs and policies, particularly with regard to compensation and equity ownership have been directly impacted by such history.

Compensation Program and Philosophy

The purpose of our compensation program is to attract and retain employees by providing a competitive compensation package through a combination of base salary, cash bonuses, equity incentives, profit sharing and other perquisites and benefits customary to executive officers in our industry. Our executive officer compensation philosophy is to provide our executives with appropriate and realistic individual pay opportunities which reward the attainment of superior corporate and realistic individual performance objectives. Our programs are designed to draw, retain, motivate and reward qualified executive officers to achieve performance goals aligned with our business objectives and the interests of our shareholders. The ultimate goal of our compensation programs are to increase shareholder value by providing our employees and officers with appropriate incentives to achieve our business objectives, and we particularly strive to achieve this goal by encouraging a “pay for performance” concept with respect to the compensation program applicable to Messrs. Schiller, Weyel, Griffin, Marchive and Reid (each a “Named Executive Officer” and together the “Named Executive Officers”).

We generally target paying total direct compensation commensurate with that of approximately the 75th percentile of our peer group, although we have not set any particular percentile as a required compensation level for any of our executives, as we desire to retain a certain amount of flexibility in our ability to compensate our executives in uncertain economic or industry environments that may arise. However, we believe that our general compensation target of the 75th percentile of our peer group is needed in order for the Company to successfully compete for superior talent and to account for the fact that many of our competitors have a longer history in the marketplace.

Outside Consultants and Peer Groups

To facilitate the formulation and monitoring of our compensation program, since 2007 the Remuneration Committee of our Board of Directors has retained outside consultants, Cogent Compensation Partners (“Cogent”), to track the compensation of programs throughout the market, generally, and our peers, particularly, and to advise it on crafting a compensation program that is consistent with our objectives and market conditions. Cogent meets with our Remuneration Committee in an executive session at each regularly scheduled meeting at which Cogent is in attendance and advises the Remuneration Committee with respect to all aspects of our compensation, including at the executive level. The Remuneration Committee generally outlines the scope of services that it desires Cogent to provide for the Company, including reviewing and analyzing our data, our peer group composition and any relevant information and to report to the Remuneration Committee on all aspects of our compensation and make compensation recommendations. Cogent reports directly to the Remuneration Committee. However, the Remuneration Committee does not specifically direct Cogent on performing the scope of services it provides to the Company, and the Remuneration Committee will make all final decisions regarding compensation.

Our list of peer companies (“Peer Companies”), which list is periodically reviewed and updated by the Remuneration Committee as necessary, consists of other public oil and natural gas exploration and production companies against whom we compete for executive talent, including:

•	ATP Oil & Gas Corporation;
•	Cabot Oil & Gas Corporation;
•	Callon Petroleum Company;
•	Cimarex Petroleum Company;
•	Comstock Resources Inc.;
•	Goodrich Petroleum Corporation;
•	Mariner Energy, Inc.;
•	Newfield Exploration Company;
•	Petrohawk Energy Corporation;
•	Petroquest Energy Inc.;
•	Plains Exploration & Exploration Company;
•	Range Resources Corporation;
•	Rosetta Resources Inc.;
•	Stone Energy Corp.;
•	Swift Energy Company; and
•	W&T Offshore, Inc.

In addition to the Peer Company compensation information, Cogent also includes compensation survey information in their analysis of the broader compensation market. Those sources include Mercer Energy Compensation Survey and Mercer Executive Benchmark Survey, but the Remuneration Committee neither engages nor compensates Mercer to provide direct services to us or our Remuneration Committee.

While we do not think it is appropriate to establish compensation based solely on benchmarking compared to our Peer Companies, we believe that this practice is useful for two reasons. First, our compensation practices must be competitive in order to attract and retain executives with the ability and experience necessary to provide leadership and to deliver strong performance to our shareholders. Second, benchmarking allows us to assess the reasonableness of our compensation practices. This process allows us to achieve one of our primary objectives of maintaining competitive compensation to ensure retention when justified and rewarding the achievement of company objectives so as to align with shareholder interest.

Our history has previously affected the mix of incentives offered to our executive officers. Originally our founders possessed substantial equity ownership in the Company due to their involvement in our initial establishment and initial activities. Thus, from inception through most of fiscal year 2007, our primary incentives for Messrs. Schiller, Weyel and Griffin were offered through our salary, cash bonus, profit sharing, perquisites and benefits programs and not equity grants. At the end of fiscal year 2007, however, to reward these individuals for achievement of corporate goals and to align their interests with our shareholders, we granted both restricted shares and restricted stock units to all three individuals. We also provided our other executive officers with equity ownership incentives as well as other compensation program items. Our equity incentives are currently provided under our existing Energy XXI Services, LLC 2006 Long-Term Incentive Plan (“2006 Long-Term Incentive Plan”) last approved by shareholders at our 2009 Annual General Meeting. Additionally, effective as of July 1, 2008, the Company adopted the Energy XXI Services, LLC 2008 Fair Market Value Stock Purchase Plan (“2008 Purchase Plan”), which allows eligible employees, directors, and other service providers of the Company and its subsidiaries to purchase Common Shares from the Company that have been purchased by the Company on the open market or that have been newly issued by the

Company. In particular, individuals who have been granted restricted stock units pursuant to the 2006 Long-Term Incentive Plan that may be settled in cash may, at our sole option, use their cash settlement to purchase Common Shares through the 2008 Purchase Plan.

In the future, we will base our compensation philosophy solely on a market-competitive allocation of incentive awards. That is, although our Named Executive Officers own significant equity through previous awards from the Company or through their own investments, we will not consider the value of those awards or holdings when determining future awards.

Oversight of the Compensation Program

The Remuneration Committee is responsible for overseeing all of our compensation programs. As part of that responsibility, the Remuneration Committee, with guidance from our third party compensation consultants, Cogent, reviews our compensation and benefits policies, evaluates the performance of our chief executive officer, approves the compensation levels for our executive officers, and reviews, along with our Board of Directors, our employee benefit plans, equity-based compensation plans and other compensation arrangements. Our current compensation program was established and implemented by the Remuneration Committee.

Role of Remuneration Committee and Executive Officers in Compensation Decisions

Each director that is a member of the Remuneration Committee qualifies as an “independent” director under NASDAQ rules and all independent members of the Board of Directors make up the entire Remuneration Committee at this time. As noted above, the Remuneration Committee’s charter may be found at www.energyxxi.com. The Remuneration Committee makes compensation decisions after completing its annual review process for each executive officer. Recommendations with respect to merit increases in base salary, the amount of cash bonuses, and profit sharing awards and other compensation awards for executive officers are made by our chief executive officer based upon his rating of the performance of each other executive officer, by reference to market conditions and by reference to an agreed set of performance targets as set by the Remuneration Committee and reviewed by the Remuneration Committee. Recommendations with respect to equity incentive compensation are also based upon advice from Cogent, which considers market conditions and compensation levels of our Peer Companies in providing its advice. The Remuneration Committee may exercise its discretion and modify any awards as recommended by the chief executive officer.

Recommendations from our chief executive officer to the Remuneration Committee for increases to total target compensation packages are based upon an annual review of each Named Executive Officer’s total target compensation relative to that of comparable officers in the Peer Companies with the goal of maintaining total target compensation in the 75th percentile. The first such review was performed after June 2007 with the assistance of Cogent. As a result of this review, in January 2008 and for fiscal year 2009, the Remuneration Committee adjusted the target cash bonuses for Messrs. Schiller, Weyel and Griffin to 125%, 100%, and 85% of base compensation, respectively, while any potential cash bonuses were capped at a maximum of 250%, 200% and 175% of base salary, respectively. In addition, the target cash bonuses for Messrs. Marchive and Reid were increased to 75% of base compensation while maximum cash bonuses were capped at 150% of base salaries. The Remuneration Committee reviewed this approach in July 2010 and determined that no changes were necessary.

Recommendations to the Remuneration Committee related to cash bonus are also based on corporate performance targets which include, but are not limited to, a number of specific factors which are decided and established annually such as:

•	increasing crude oil and natural gas reserves, with an emphasis on increasing net present value of our reserves;
•	key financial measurements such as revenue growth, operating profit, net income, cash flow from operating activities and debt reduction;
•	strategic objectives such as consummating acquisitions and partnership opportunities and incorporating further assets into operations, including through drilling and establishing of further developed reserves;

•	improvement of operational efficiency and oil and gas recovery methods;
•	achieving specific operational goals, including improved productivity, simplification and risk management;
•	achieving excellence in organizational structure and among our employees;
•	supporting our values by promoting a culture of integrity through compliance with law and our ethics policies; and
•	promoting and maintaining superior operational safety guidelines and procedures throughout the organization.

Elements of Compensation

Our annual executive compensation program primarily consists of:

•	base salary;
•	cash bonus;
•	grants of equity incentive compensation;
•	perquisites and other benefits and compensation arrangements; and
•	profit sharing.

We do not set targets for the mix of compensation among the various elements when determining compensation awards. The mix of value attributable to each of the elements of compensation is generally driven by the Company’s desire to emphasize variable compensation, such as cash bonus and long-term incentives, over fixed compensation. We believe that this approach to compensation allocation supports our culture of entrepreneurial performance.

Other than for certain perquisites and benefits that are provided to all of our executive officers, individual performance has a significant impact on determining each compensation component. Each individual executive officer’s annual performance is measured based on a review of his contributions to our business results both for the year and the long-term impact of the individual’s behavior and decisions.

The Company originally entered into employment agreements with Messrs. Schiller, Weyel and Griffin on April 4, 2006 (“Prior Employment Agreements”). Effective September 10, 2008 the Company entered into new employment agreements (“Current Employment Agreements”) with each of Messrs. Schiller, Weyel and Griffin. These arrangements, as well as other key elements of and factors considered in determining the executive annual compensation program, are discussed below.

Base Salary

We provide the Named Executive Officers with an annual base salary to compensate them for services rendered during the year. Our goal is to set base salaries for our Named Executive Officers at levels that are competitive with Peer Companies for the skills, experience and requirements of similar positions in order to attract and retain top talent. We feel that this range supports competitive compensation and ensures retention. In order to ensure that each officer is appropriately compensated, the Remuneration Committee, when setting base salaries, considers individual performance, tenure and experience and our financial performance in addition to the compensation review of the Peer Companies. The individual base salary levels are generally reviewed each July and are adjusted as appropriate based on an analysis of current market salary levels at the Peer Companies, individual performance and experience and our financial performance.

For fiscal year 2009, in connection with the Remuneration Committee’s consideration of salaries for fiscal year 2009, and in line with our objective to provide competitive compensation subject to individual performance and experience, the annual salaries for Messrs. Schiller, Weyel and Griffin were increased from 2008 levels, provided by the terms of the Current Employment Agreements, to $600,000, $490,000, and $325,000, respectively, with the foregoing amounts subject to annual review by the Remuneration Committee to ensure such amounts remain competitive relative to the Peer Companies. Following this annual review in July 2009, for fiscal year 2010 the annual salaries for Messrs. Marchive and Reid were increased to

$258,000 from $255,000, but there were no increases in salaries for Messrs. Schiller, Weyel or Griffin. During the July 2010 annual review, the annual salaries for fiscal year 2011 of Messrs. Schiller, Griffin, Marchive and Reid were set at $675,000, $375,000, $300,000 and $285,000, respectively. Mr. Weyel resigned effective July 23, 2010, and therefore his salary level was not reviewed. This base salary review is performed as part of the annual establishment of bonus awards and establishments of targets for the forthcoming fiscal year. While the Company’s stated goal for competitiveness of salaries is approximately the 75th percentile of the market, the adjustments made to the salaries of our Named Executive Officers positions them just above the market median as determined by Cogent’s competitive analysis.

Each Named Executive Officer’s base salary for the fiscal year ended June 30, 2010 is reported in the Summary Compensation Table under the “Salary” column.

Cash Bonuses

Annual cash bonuses are a core component of our compensation program. The Remuneration Committee uses a “Performance Scorecard” to assess our overall company performance; however, the Performance Scorecard is not intended to be formulaic nor compliant with any particular provision of the Internal Revenue Code of 1986, as amended (the “Code”), including Section 162(m) of the Code. The performance criteria considered for 2010 (listed below) have no specific weighting as the Remuneration Committee uses this only as a guideline and maintains the flexibility to respond to market fluctuations in determining final bonus payouts. The Current Employment Agreements provide that the annual cash bonuses will be paid to the executives no later than the fifteenth day of the second calendar month following the last day of our fiscal year.

For fiscal year 2010, the Remuneration Committee established the following performance criteria from which to assess our company’s performance (the “2010 Performance Criteria”):

•	production volumes;
•	costs to add reserves;
•	costs to develop reserves;
•	proved reserves;
•	the ratio of earnings before interest, taxes, depreciation and amortization (EBITDA) to interest expense;
•	the ratio of net debt to EBITDA;
•	the ratio of net debt to proved reserves;
•	direct lease operating expenses per barrel of oil equivalent (BOE); and
•	general and administrative expenses per BOE.

Performance criteria are typically set by the Board of Directors based upon annual operational and financial forecasts prepared by management at the beginning of each fiscal year.

2010 Performance Criteria	2010 Budgeted Goal	Achievement Rating	Possible Achievement Rating
1. Production Volumes, MBOED	20.1	4	5
2. Finding Costs, $/BOE	28.82	5	5
3. Development Costs, $/BOE	3.93	5	5
4. Proved Reserves, MBOE	45 - 48	5	5
5. EBITDA / Interest Expense	2.9x	5	5
6. Net Debt / EBITDA	3.0x	5	5
7. Net Debt / Proved Reserves, MBOE	14.65 - 15.62	5	5
8. Direct Lease Operating Expense / BOE	10.93	3	5
9. General and Administrative Costs / BOE	2.9	3	5

The Remuneration Committee reviewed the fiscal year 2010 Performance Criteria and evaluated the results, considered the relative importance of each criterion in light of the environment, and determined to pay the following bonuses to the Executives.

Named Executive Officer	Base Salary	Target Bonus Percentage	Target Bonus	Total Cash Bonus(1)
John D. Schiller, Jr.	$600,000	125%	$750,000	$1,500,000
Steven A. Weyel	$490,000	100%	$490,000	$980,000
D. West Griffin	$325,000	85%	$276,250	$570,000
Ben Marchive	$258,000	75%	$193,500	$368,000
Todd Reid	$258,000	75%	$193,500	$368,000

(1)	Does not include Contingent Payments (described below) paid on November 9, 2009.

Although the performance of our stock price is not a specific metric used by the Remuneration Committee to determine annual bonuses, the Remuneration Committee felt the significant deterioration in our stock price during the fiscal year ended June 30, 2009 was such that they could not justify paying the entire bonus at that time. Recognizing that the Company was working on a plan to reduce debt, the Committee approved the payment of 75% of the bonus immediately with the remaining 25% (the “Contingent Payment”) to be paid at the closing of a potential debt reduction transaction.

In order to promote the Company’s goal of reducing its outstanding debt, the Remuneration Committee and the Board of Directors recommended the payment of the Contingent Payment that could be earned in the fiscal year ended June 30, 2010 based upon the Company’s completion of a transaction pursuant to which the Company would reduce the principal amount of outstanding 10% senior notes due 2013 issued by Energy XXI Gulf Coast, Inc. by more than $50 million (such completion date, the “Contingent Payment Date”). For Messrs. Schiller, Weyel, Griffin, Marchive and Reid, the base amounts for determining the Contingent Payments were set at $281,250, $189,875, $99,938, $71,400 and $71,400, respectively. The base amount was multiplied by the quotient of the closing price of the Company’s Common Shares on NASDAQ on the Contingent Payment Date divided by $0.53, the closing price on July 21, 2009, the date on which the Board of Directors authorized the Contingent Payment. Contingent Payments were paid on November 9, 2009 and were $1,125,000 for Mr. Schiller, $759,500 for Mr. Weyel, $399,752 for Mr. Griffin, $285,600 for Mr. Marchive and $285,600 for Mr. Reid. Although the Contingent Payment was earned and paid in fiscal 2010, it was not considered in determining fiscal 2010 bonus awards.

Profit Sharing Arrangements

An additional component of our annual compensation program is our profit sharing program, which annually pays an amount equal to up to 10% of an applicable employee’s base salary and cash bonus to a personal retirement account (much like a traditional 401(k) plan), that is maintained for such employee. The Remuneration Committee has complete discretion, taking into account management’s recommendation and any other factors it may deem appropriate, to make the determination about the percentage of the respective Named Executive Officer’s compensation that will be paid by us in any annual period. Such contributions are, to the extent they exceed certain levels, made to an unqualified deferred compensation program. For fiscal year ended June 30, 2010, the Remuneration Committee determined that we should provide payments to respective retirement accounts of our employees, including the Named Executive Officers, in an amount equal to 10% of each individual’s base salary and cash bonus for such calendar year.

The profit sharing amounts paid to the Named Executive Officers are reported in the Summary Compensation Table under the “All Other Compensation” column and the specific amounts are specifically set forth in the footnote to such column.

Equity Incentives

As part of our 2009 Annual General Meeting of Shareholder held on December 11, 2009, our shareholders approved a proposal to permit our Board of Directors to effect a share consolidation, or reverse stock split, of our Common Shares (“Reverse Stock Split”). On January 29, 2010 we effected a reverse stock split at a ratio of 1 Common Share for 5 of the Company’s current Common Shares. The discussions of equity incentives and awards contained in this Proxy Statement now reflect awards as awarded and as adjusted for the Reverse Stock Split.

Due to their equity ownership levels, prior to fiscal year 2007, the Remuneration Committee did not feel that additional equity incentives were necessary for Messrs. Schiller, Weyel and Griffin. However, in order for these individuals to be rewarded for the achievement of corporate goals and objectives and to align their interests with our shareholders, on June 30, 2007, and again on July 23, 2008, the Remuneration Committee authorized the issuance of restricted shares and restricted stock units for Messrs. Schiller, Weyel and Griffin, as well as authorized similar grants for Mr. Marchive and Mr. Reid for performance in fiscal year ended June 30, 2007 and June 30, 2009. No such grants of restricted shares or restricted share units were made at the July 21, 2009 Remuneration Committee meeting for fiscal year 2010 or at the July 21, 2010 Remuneration Committee meeting for fiscal year 2011.

Although these equity grants are the first such grants for Messrs. Schiller, Weyel and Griffin, as part of the initial hiring of Mr. Marchive on April 10, 2006 and as part of the initial hiring of Mr. Reid on July 17, 2006, we agreed to provide Mr. Marchive with incentive compensation in the form of 12,500 restricted shares and 12,500 restricted stock units and Mr. Reid with incentive compensation in the form of 15,000 restricted stock units. We had determined the total amount of share awards (25,000 shares) for Mr. Marchive as of his hiring, but did not ultimately split such awards into restricted shares and restricted stock unit awards until October 2006. The compensation expense for such awards was recorded in our fiscal years ended June 30, 2009, 2008, 2007 and 2006.

Vesting of the restricted shares and the restricted stock units occurs equally on the first, second and third anniversaries of the award date. The primary difference between the restricted share and restricted stock unit awards is that we are entitled to settle our obligation under the restricted stock unit awards by the payment of either cash or the delivery of Common Shares, while the delivery obligation on the restricted shares is to deliver the respective Common Shares.

Additionally, as part of the consideration for entering into the Current Employment Agreements, effective September 10, 2008 the Company granted Messrs. Schiller, Weyel and Griffin options to purchase Common Shares (“options”) in the amounts of 150,000, 100,000 and 50,000, respectively, with each option exercisable into one Common Share. The options were granted under the 2006 Long-Term Incentive Plan, priced at $17.50 (on a post-Reverse Stock Split basis), the closing price on September 10, 2008, vesting over a three-year period with 20% vesting on September 10, 2009, an additional 30% vesting on September 10, 2010 and the remaining 50% vesting on September 10, 2011. These grants of options were approved by the Remuneration Committee.

For fiscal year 2010 and again for fiscal year 2011, the Remuneration Committee awarded performance units to the Company’s executive officers rather than restricted shares and restricted share units as it had in the past. The Remuneration Committee’s decision was based on a desire to link a substantial portion of the executive’s long-term incentive compensation with the total shareholder returns realized by the equity holders. The Remuneration Committee worked with its outside compensation consultants, Cogent, to develop 2010 and 2011 long-term incentive compensation awards to accomplish these objectives. The fiscal year 2010 and fiscal year 2011 awards provide executive officers incentive compensation if the Company achieves pre-established targets discussed below, which are directly limited to the performance of the Company’s Common Shares and Total Shareholder Return (TSR).

The Remuneration Committee awarded two types of performance units for fiscal year 2010 and for fiscal year 2011 long-term compensation: time-based and performance-based. For fiscal year 2010, of the total performance units awarded, 25% are time-based performance units and 75% are performance-based performance units. Both of the time-based and performance-based units vest in equal annual installments on July 21, 2010, 2011 and 2012. For fiscal year 2011, of the total performance units awarded, 25% are time-based performance units and 75% are performance-based performance units. Both of the time-based and performance-based units vest in equal annual installments on July 21, 2011, 2012 and 2013.

Time-Based Performance Units.  The amount due the employee at the vesting date is equal to the grant date unit value of $5.00 plus the appreciation in the stock price over the performance period, multiplied by the number of units that vest. For the fiscal year 2010 grant, the initial stock price used in determining the change in stock price is $7.40 per share and for the fiscal year 2011 grant the initial stock price is $15.62.

Performance-Based Performance Units.  Performance-Based Performance Units vest at the end of each of three performance periods ending on anniversaries of the grant date (July 21, 2010, 2011 and 2012, respectively, for fiscal year 2010 grants and July 21, 2011, 2012 and 2013, respectively, for 2011 grants) (each, a “Performance Period”). For each Performance-Based Performance Unit, the executive will receive a cash payment equal to the grant date unit value of $5.00 multiplied by (a) the cumulative percentage change in the price per share of the Company’s common stock from the date on which the Performance-Based Performance Units were granted (the “Total Shareholder Return”) and (b) the TSR Unit Number Modifier, as set forth below.

2010 Grant

•	If Total Shareholder Return is less than 5%, then the TSR Unit Number Modifier is set at 0%.
•	If Total Shareholder Return is greater than or equal to 5% but less than 15%, then the TSR Unit Number Modifier is calculated by multiplying the TSR as a percentage by five and adding 25%.
•	If the Total Shareholder Return performance is greater than or equal to 15% but less than or equal to 30%, then the TSR Unit Number Modifier is calculated by multiplying the TSR as a percentage by six and two-thirds.
•	If the Total Shareholder Return is greater than or equal to 30% for the fiscal year 2010 grant (greater than or equal to 20% for the fiscal year 2011 grant), then the TSR Unit Number Modifier is set at 200%.

2011 Grant

•	If Total Shareholder Return is less than 5%, then the TSR Unit Number Modifier is set at 0%.
•	If Total Shareholder Return is greater than or equal to 5% but less than 10%, then the TSR Unit Number Modifier is calculated by multiplying the TSR as a percentage by ten.
•	If the Total Shareholder Return performance is greater than or equal to 10%, but less than or equal to 20%, then the TSR Unit Number Modifier is calculated by multiplying the TSR as a percentage by ten.
•	If the Total Shareholder Return is greater than or equal to 20%, then the TSR Unit Number Modifier is set at 200%.

For the fiscal year 2010 grant, the initial stock price used in determining the change in stock price is $7.40 per share and for the fiscal year 2011 grant the initial stock price is $15.62.

In addition, the executives may have the opportunity to earn additional compensation based upon the Company’s Total Shareholder Return at the end of the third Performance Period. If upon the end of the third Performance Period, the Total Shareholder Return for the third Performance Period is greater than the Total Shareholder Return of either preceding Performance Period, then the executive will receive a cash payment equal to the difference between (a) what the executive would have received in the initial two Performance Periods had the Total Shareholder Return for each of those Performance Periods been equal to the Total Shareholder Return for the third Performance Period and (b) the aggregate amount that the executive received as payment for the Performance-Based Performance Units during the first two Performance Periods.

The table below shows the grants of equity incentives in the form of restricted shares, restricted stock units, options and performance units of each of Messrs. Schiller, Weyel, Griffin, Marchive and Reid as of the date of this Proxy Statement.

Name	Restricted Shares		Restricted Stock Units		Options		Performance Units
John D. Schiller, Jr.	47,058	(1)	47,058	(1)	150,000	(5)	480,000	(6)
	12,000	(2)	12,000	(2)			540,000	(7)
Steven A. Weyel	28,823	(1)	28,823	(1)	100,000	(5)	294,000	(6)
	10,000	(2)	10,000	(2)			-0-(7)
D. West Griffin	15,931	(1)	15,931	(1)	50,000	(5)	162,500	(6)
	6,500	(2)	6,500	(2)			187,500	(7)
Ben Marchive	11,250	(1)	11,250	(1)	—		116,100	(6)
	10,000	(2)	10,000	(2)			150,000	(7)
	12,500	(3)	12,500	(3)
Todd Reid	10,000	(1)	10,000	(1)	—		116,100	(6)
	11,500	(2)	11,500	(2)			128,250	(7)
			15,000	(4)

(1)	Grant date of July 23, 2008. Award vests equally as to one-third on the first, second and third anniversaries of grant date.
(2)	Grant date of June 30, 2007. Award vests equally as to one-third on the first, second and third anniversaries of grant date.
(3)	Grant date of April 10, 2006. Award vests equally as to one-third on the first, second and third anniversaries of grant date.
(4)	Grant date of July 17, 2006. Award vests equally as to one-third on the first, second and third anniversaries of grant date.
(5)	Grant date of September 10, 2008. Options vest 20%, 30% and 50%, respectively, on the first three anniversaries of grant.
(6)	Grant date of July 21, 2009. Performance unit awards are 25% time-based and 75% performance-based and vest in equal annual installments on July 21, 2010, 2011 and 2012.
(7)	Grant date of July 21, 2010. Performance unit awards are 25% time-based and 75% performance-based and vest in equal annual installments on July 21, 2011, 2012 and 2013.

In addition to the foregoing noted grants under the 2006 Long-Term Incentive Plan, the Remuneration Committee provided restricted stock units to all of our other employees for fiscal years 2009 and 2010 (except that members of our management team received performance based units for fiscal 2010 rather than restricted stock units). Additionally, effective as of July 1, 2008, the Company established the 2008 Purchase Plan, which is available to all employees, including the Named Executive Officers. Pursuant to the 2008 Purchase Plan, eligible employees, directors, and other service providers of the Company and its subsidiaries are allowed to purchase from the Company Common Shares that have been purchased by the Company on the open market or that have been newly issued by the Company. In particular, individuals who have been granted restricted stock units pursuant to the Company’s 2006 Long-Term Incentive Plan that may be settled in cash may use, at the Company’s discretion, their cash settlement to purchase Common Shares.

The 2006 Long-Term Incentive Plan provides the Company the authority to offer options, stock appreciation rights, restricted shares and other stock or performance-based awards. As of the end of the fiscal year ended June 30, 2010, the Remuneration Committee has offered restricted stock, restricted stock unit awards, performance units and options to our Named Executive Officers and employees under such plan. In the future, the Remuneration Committee may decide to offer incentive compensation in the other forms as permitted by the 2006 Long-Term Incentive Plan. In deciding to do so, as well as any further awards of restricted shares, restricted stock units, performance units or options, the Remuneration Committee seeks to link a substantial portion of the executive’s long-term incentive compensation with shareholder returns to our equity holders. The Remuneration Committee intends to continue work with Cogent to keep incentive compensation levels that are competitive with our Peer Companies for the skills, experience and requirements of similar positions in order to attract and retain top talent. The Remuneration Committee does not take into account the Company’s or the individual’s performance in granting equity incentive compensation.

Severance or Change in Control Benefits

We provide the Named Executive Officers with certain severance and change in control payments through the Current Employment Agreements and the Energy XXI Services, LLC Employee Severance Plan (“Severance Plan”), and we provide for the acceleration of vesting for our equity-based compensation awards upon certain termination events and upon a change in control. Our Remuneration Committee believes that it is important to provide the Named Executive Officers with certain severance or change in control payments in order to establish a sense of stability in the middle of transactions that may create uncertainty regarding our Named Executive Officers’ future employment. With respect to change in control transactions, we believe change in control protection allows management to focus their attention and energy on our business without any distractions regarding the effects of a change in control. Further, such protections maximize stockholder value by encouraging the Named Executive Officers to objectively review any proposed transaction to determine whether such proposal is in the best interest of our stockholders, whether not the executive will continue to be employed himself. Executive officers at other companies in our industry and the general market against which we compete for executive talent commonly have severance plans or equity compensation plans that provide for severance benefits or accelerated vesting for equity upon a change in control event of that company, and we have consistently provided this benefit to our Named Executive Officers in order to stay competitive when attracting and retaining skilled professionals in our industry. The terms and conditions of the applicable agreements, the restrictive covenants imposed upon the executives in connection with such benefits, as well as the potential amounts that our Named Executive Officers could receive upon qualifying terminations of employment or a change in control can be found below in the section entitled “Potential Payments Upon a Termination of Employment or a Change in Control.”

Perquisites and Other Benefits

While not the primary focus of our compensation plans, the Remuneration Committee believes that the perquisites and other benefits that the Company provides its executive officers constitute a material element of our compensation plans. Many of our benefits plans, such as our program to match contributions to our 401(k) plan, are standard in the market place for qualified executive officers and, thus, the Remuneration Committee believes such offerings are necessary to hire and retain qualified personnel. Likewise, we believe that additional perquisites such as our profit sharing contributions, additional life insurance coverage and use of Company-leased automobiles are customary offerings for executive officers for organizations doing business in the oil and gas industry, and we offer these perquisites to remain competitive for qualified executive officer personnel, as well to certain other executives. Finally, Messrs. Schiller, Weyel and Griffin had specific rights under their respective Prior Employment Agreements, which rights were continued in their respective Current Employment Agreements, to have the Company pay for club membership fees and dues, and the Company has fulfilled these obligations.

Material Tax and Accounting Considerations

In designing our compensation programs, we take into consideration the tax and accounting effect that each element will or may have on us, the executive officers and other employees as a group. We aim to keep the expense related to our compensation programs as a whole within certain affordability levels. The number of Common Shares available under the 2006 Long-Term Incentive Plan and/or subject to equity awards may also be adjusted by the Remuneration Committee to prevent dilution or enlargement of rights in the event of various changes in our capitalization.

We account for employee share-based awards in accordance with the provisions of FAS 123R. All share-based payments to employees, including grants of restricted shares and options under the 2006 Long-Term Incentive Plan, are measured at fair value on the date of grant and recognized in the statement of operations as compensation expense over their requisite service periods.

Section 162(m) of the Code, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to our chief executive officer and our three other most highly compensated executive officers other than our principal financial officer. As a new public company, we were eligible for special transition relief during the June 30, 2008 fiscal year, thus, the bonus payments to each of our executive officers did not comply with the rules of Section 162(m) through the fiscal year ended June 30, 2008. While we will continue to assess the impact of Section 162(m) on compensation arrangements during our upcoming fiscal year, we presently expect that the bonus payments and the restricted stock, restricted stock unit awards and certain performance units awards will not qualify for exclusion from the million dollar cap when paid. Maintaining tax deductibility will not be the sole consideration taken into account by the Remuneration Committee in determining what compensation arrangements are in our and our shareholders’ best interests.

Remuneration Committee Report

No portion of this report and the information contained in this report shall be deemed to be incorporated by reference into any filing under the Securities Act or under the Exchange Act through any general statement incorporating by reference the Proxy Statement or the Schedule 14A in which this report appears in its entirety, except to the extent that the Company specifically incorporates this report or a portion of this report by reference. Furthermore, this report and the information contained in this report shall not be deemed to be “soliciting material” or “filed” under such Acts.

The Remuneration Committee of Energy XXI (Bermuda) Limited (the “Company”) is responsible for

•	reviewing, evaluating and approving the agreements, plans, policies and programs of the Company to compensate its officers and directors,
•	reviewing and discussing with the Company’s management the “Compensation Discussion and Analysis” to be included in the Company’s proxy statement for its annual meeting of shareholders and to determine whether to recommend to our Board of Directors that the “Compensation Discussion and Analysis” be included in the proxy statement, in accordance with the applicable rules and regulations,
•	producing a report on executive compensation each year for publication in our proxy statement for our annual meeting of shareholders, in accordance with the applicable rules and regulations, and
•	otherwise discharge our Board of Directors responsibilities relating to compensation of our officers and directors.

Among other things, we review general compensation issues and determine the compensation of all of our senior executive officers and other key employees, and make recommendation regarding, and administer, all of the Company’s employee benefit plans that provide benefits to the Company’s senior executive officers. The Remuneration Committee has the authority described in the Remuneration Committee Charter, which has been approved by our Board of Directors. The Remuneration Committee Charter provides that the Remuneration Committee has all authority of our Board of Directors as required or advisable to fulfill the purposes of such committee, and permits such committee to form and delegate some or all of its authority to subcommittees when it deems appropriate. A copy of the Remuneration Committee Charter is available on the Company’s website at www.energyxxi.com under “Investor Relations” and “Corporate Governance.”

The Remuneration Committee currently consists of Messrs. Dunwoody (who serves as its chair), Colvin, Davison, Dupré, Feinberg and Flannery. Each of such members of the Remuneration Committee meets the independence requirements established by our Board of Directors and as set forth in the applicable rules of NASDAQ.

We have reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement for the 2010 Annual General Meeting, and we met and held discussions with the Company’s management with respect to that portion of this Proxy Statement. Based upon our review and discussions with management, we recommended to our Board of Directors that the Compensation Discussion and Analysis appearing in this Proxy Statement be included herein.

Respectfully submitted by the Remuneration Committee,

David M. Dunwoody, Chairperson
William Colvin
Paul Davison
Cornelius Dupré
Hill A. Feinberg
Kevin Flannery

Summary Compensation Table

The following table presents compensation information for our fiscal years ended June 30, 2010, June 30, 2009 and June 30, 2008, as applicable, paid to or accrued for our chief executive officer, chief financial officer and each of our three other most highly compensated executive officers. We refer to these executive officers as our Named Executive Officers.

Name and Principal Position	Year(1)	Salary(2)	Bonus(3)(7)	Stock Awards(4)(5)	Option Awards(6)	All Other Compensation(7)(8)	Total
John D. Schiller, Jr. Chairman of the Board and Chief Executive Officer	2010	$600,000	$2,625,000	$3,992,200	$-0-	$483,305	$7,700,505
	2009	593,750	843,750	480,000	1,552,806	340,566	3,810,872
	2008	525,000	1,128,750	151,680	-0-	542,063	2,347,493

Steven A. Weyel President, Chief Operating Officer	2010	490,000	1,739,500	2,445,335	-0-	342,435	$5,017,270
	2009	485,417	569,625	294,000	1,035,204	245,736	2,629,982
	2008	435,000	761,250	126,400	-0-	364,066	1,686,716

D. West Griffin Chief Financial Officer	2010	325,000	969,752	1,351,906	-0-	191,676	$2,838,334
	2009	288,333	299,812	162,500	517,602	148,356	1,416,603
	2008	285,000	427,500	82,160	-0-	165,377	960,037

Ben Marchive Executive Vice President, Exploration and Development	2010	257,500	653,600	966,830	-0-	194,915	2,072,845
	2009	248,125	214,200	114,750	-0-	104,431	681,506
	2008	247,500	309,375	126,400	-0-	136,891	820,166

Todd Reid Sr. Vice President, Marketing and Risk Management	2010	257,500	653,600	966,830	-0-	136,585	2,014,515
	2009	248,125	214,200	102,000	-0-	109,375	673,700
	2008	247,000	309,375	145,360	-0-	117,674	819,409

(1)	References to “2010” in this column are to our fiscal year ended June 30, 2010, references to “2009” in this column are to our fiscal year ended June 30, 2009 and references to “2008” in this column are to our fiscal year ended June 30, 2008.
(2)	In July 2010, the Remuneration Committee modified the fiscal year 2011 base salaries, effective August 1, 2010, to be $675,000, $375,000, $300,000 and $285,000 for Mr. Schiller, Mr. Griffin, Mr. Marchive and Mr. Reid, respectively.
(3)	Includes bonuses earned for fiscal 2010 (but paid in July 2010) in the amounts of $1,500,000 for Mr. Schiller, $980,000 for Mr. Weyel, $570,000 for Mr. Griffin, $368,000 for Mr. Marchive and $368,000 for Mr. Reid, plus Contingent Payments earned and paid on November 9, 2009 in the amounts of $1,125,000 for Mr. Schiller, $759,500 for Mr. Weyel, $399,752 for Mr. Griffin, $285,600 for Mr. Marchive and $285,600 for Mr. Reid.
(4)	No stock awards were granted to our Named Executive Officers in fiscal year 2008. However, awards granted in prior fiscal years were subject to partial vesting and were accrued for each individual. During fiscal year 2007 we granted one stock award on June 30, 2007, as follows: 12,000 restricted shares and 12,000 restricted stock units for Mr. Schiller, 10,000 restricted shares and 10,000 restricted stock units for Mr. Weyel, 6,500 restricted shares and 6,500 restricted stock units for Mr. Griffin, 10,000 restricted shares and 10,000 restricted stock units for Mr. Marchive and 11,500 restricted shares and 11,500 restricted stock units for Mr. Reid, with vesting to occur equally on the first, second and third anniversaries of the award date. During fiscal year 2009 we granted one stock award on July 23, 2008 to our Named Executive Officers as follows: 47,058 restricted shares and 47,058 restricted stock units for Mr. Schiller, 28,823 restricted shares and 28,823 restricted stock units for Mr. Weyel, 15,931 restricted shares and 15,931 restricted stock units for Mr. Griffin, 11,250 restricted shares and 11,250 restricted stock units for Mr. Marchive and 10,000 restricted shares and 10,000 restricted stock units for Mr. Reid, with vesting to occur equally on the first, second and third anniversaries of the award date. During fiscal year 2010 we granted performance based units on July 21, 2009 to our Named Executive Officers, as follows: 480,000 for Mr. Schiller, 294,000 for Mr. Weyel, 162,500 for Mr. Griffin, 116,100 for Mr. Marchive and 116,100 for Mr. Reid, with vesting to occur equally on the first, second and third anniversaries of the award date. These awards granted July 21, 2009, partially vested on July 21, 2010, which vesting is included in our fiscal year 2011, and, therefore, is not included in this table.
(5)	Effective July 21, 2010 we granted performance units to Messrs. Schiller, Griffin, Marchive and Reid in the amounts of 540,000, 187,500, 150,000 and 128,250, respectively. These awards will vest equally as to one-third on the first, second, and third anniversaries of the grant date, but this action was taken following the end of our 2010 fiscal year thus these grants are not reflected in the table above, nor have any of the performance units vested.
(6)	The amount of option awards disclosed in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718; all assumptions used in computing these amounts can be found in Note 12 to our most recently filed financial statements. The Company granted stock options of 150,000, 100,000 and 50,000 to Messrs. Schiller, Weyel and Griffin, respectively. The options were granted under the 2006 Long-Term Incentive Plan, priced at $17.50, the closing price on September 10, 2008, vesting over a three-year period with 20% vesting on September 10, 2009, an additional 30% vesting on September 10, 2010 and the remaining 50% vesting on September 10, 2011. The first 20% (30,000, 20,000 and 10,000) for each of Messrs. Schiller, Weyel and Griffin vested on September 10, 2009 and an additional 30% (45,000 and 15,000) for each of Messrs. Schiller and Griffin vest on September 10, 2010. As part of his resignation on July 23, 2010, 100% of Mr. Weyel’s options were deemed vested. None of the vested options have been exercised.
(7)	Discretionary incentive awards paid in cash are reported under the “Bonus” column above or, if they relate to payments under our profit sharing arrangements, are reported under the “All Other Compensation” column and noted in specific amounts below.
(8)	All Other Compensation amounts in the Summary Compensation Table consist of the following items:

Name	Year(a)	Insurance(b)	Automobile Leases(c)	Clubs(d)	Deferred Comp. Plan	Profit Sharing	401(k) Company Match	Total
John D. Schiller, Jr.	2010	$29,885	$21,432	$11,880	$148,533	$256,875	$14,700	$483,305
	2009	21,346	21,432	11,880	102,708	168,500	14,700	340,566
	2008	21,866	20,432	11,880	307,010	165,375	15,500	542,063
Steven A. Weyel	2010	$20,435	$22,444	$2,182	$100,761	$181,913	$14,700	$342,435
	2009	18,169	19,905	2,182	68,113	121,917	15,450	245,736
	2008	14,419	19,905	2,182	187,435	119,625	20,500	364,066
D. West Griffin	2010	$4,989	$15,000	$4,383	$50,147	$102,457	$14,700	$191,676
	2009	12,236	15,000	—	29,830	71,917	18,373	148,356
	2008	10,108	15,000	—	53,479	71,250	15,500	165,377
Ben Marchive	2010	$6,045	$16,142	—	$88,468	$75,605	$14,700	$194,915
	2009	—	14,606	—	19,800	56,000	14,025	104,431
	2008	—	14,606	—	46,097	55,688	20,500	136,891
Todd Reid	2010	$1,715	$13,259	—	$33,021	$75,605	$14,700	$136,585
	2009	—	17,210	—	19,783	56,000	16,383	109,375
	2008	—	18,000	—	28,536	55,638	15,500	117,674

(a)	References to “2010” in this column are to our fiscal year ended June 30, 2010, references to “2009” in this column are to our fiscal year ended June 30, 2009 and references to “2008” in this column are to our fiscal year ended June 30, 2008.
(b)	Represents values of life and medical insurance premiums paid.
(c)	Represents the amount paid for Company-leased automobiles provided for use by the respective Named Executive Officer.
(d)	Includes dues paid.

Narrative Disclosure to Accompany Summary Compensation Table

The compensation and awards disclosed in the foregoing Summary Compensation Table have been provided by us under the terms of our Current Employment Agreements with Messrs. Schiller, Weyel and Griffin, under our 2006 Long-Term Incentive Plan and other compensation programs.

We originally entered into the Prior Employment Agreements with each of Messrs. Schiller, Weyel and Griffin on April 4, 2006, which Prior Employment Agreements were replaced effective September 10, 2008 with the Current Employment Agreements. For the fiscal year 2008 and until September of fiscal year 2009 represented above, annual base salaries were set pursuant to the terms of the Prior Employment Agreements, while annual base salaries for the latter portion of fiscal year 2009 and all of fiscal year 2010 were set pursuant to the terms of the Current Employment Agreements. During the period of employment under both the Prior Employment Agreements and the Current Employment Agreements, each of Messrs. Schiller, Weyel and Griffin are also entitled to additional benefits, including reimbursement of business and entertainment expenses, paid vacation, company-provided use of a car (or a car allowance), life insurance, certain health and country club memberships, and participation in our other benefits, plans or programs that may be available to our other executive employees from time to time.

Each of the Current Employment Agreements has an initial three-year term beginning on September 10, 2008, with the term of the Current Employment Agreements being automatically renewed each day so as to maintain a minimum three-year term unless either the executive or we terminate the applicable Current Employment Agreement. At any time, either party may terminate the executive’s employment under the applicable Current Employment Agreement for any reason. Under the terms of the Current Employment Agreements, if the employment of any of Messrs. Schiller, Weyel or Griffin is terminated for any reason other than death, disability, resignation by the applicable executive officer without “good reason” (as described below) or for “cause” (as described below), such executive officer is entitled to the payments and compensation as described below under “Potential Payments and Benefits Upon Termination of Employment or Change in Control,” which is a minimum of three year’s base salary and target bonus amounts.

Our compensation of Messrs. Marchive and Reid is pursuant only to our general compensation policies and programs, including our 2006 Long-Term Incentive Plan, our 2008 Purchase Plan and our corporate perquisites and other benefit plans. However, effective February 2008 we adopted the Energy XXI Services, LLC Employee Severance Plan (“Severance Plan”), which governs compensation, if any, upon change in control or the termination of employment of Messrs. Marchive or Reid and all of our other employees.

Our 2006 Long-Term Incentive Plan enables our Remuneration Committee to grant awards of restricted shares, restricted share units, share appreciation rights, performance awards and options to any of our employees. We have reserved a total of 19,000,000 Common Shares for awards under the 2006 Long-Term Incentive Plan. In connection with Mr. Marchive’s and Mr. Reid’s hirings on April 10, 2006 and July 17, 2006, respectively, we awarded 12,500 restricted shares and 12,500 restricted stock unit awards to Mr. Marchive and 15,000 restricted stock unit awards to Mr. Reid on their respective dates of hire, with ratable vesting equally over a three-year period on the anniversaries of the hiring date. Additionally on June 30, 2007 the Remuneration Committee awarded 12,000 restricted shares and 12,000 restricted stock units to Mr. Schiller, 10,000 restricted shares and 10,000 restricted stock units to Mr. Weyel, 6,500 restricted shares and 6,500 restricted stock units to Mr. Griffin, 10,000 restricted shares and 10,000 restricted stock units to Mr. Marchive and 11,500 restricted shares and 11,500 restricted stock units to Mr. Reid, with vesting to occur equally on the first, second and third anniversaries of the award date. No equity awards were granted to our Named Executive Officers during fiscal year 2008. For fiscal year 2009 the Remuneration Committee authorized the issuance of 150,000 options, 47,058 restricted shares and 47,058 restricted stock units for Mr. Schiller, 100,000 options, 28,823 restricted shares and 28,823 restricted stock units for Mr. Weyel, 50,000 options, 15,931 restricted shares and 15,931 restricted stock units for Mr. Griffin, 11,250 restricted shares and 11,250 restricted stock units for Mr. Marchive and 10,000 restricted shares and 10,000 restricted stock units for Mr. Reid, with vesting to occur equally on the first, second and third anniversaries of the award date.

For fiscal years 2010 and 2011, the Remuneration Committee awarded performance units rather than restricted stock or restricted stock units as it had in the past. For fiscal year 2010 performance units were issued in the amounts of 480,000, 294,000, 162,500, 116,100 and 116,100 to Messrs. Schiller, Weyel, Griffin, Marchive and Reid, respectively. For fiscal year 2011 performance units were issued in the amounts of 540,000, 187,500, 150,000 and 128,250 to Messrs. Schiller, Griffin, Marchive and Reid, respectively. For fiscal year 2010 and again for fiscal year 2011, the Remuneration Committee awarded two types of performance units, time-based and performance-based, with 25% of the award being time-based performance units and 75% of the award being performance-based performance units. All fiscal year 2010 performance units vest in three equal annual installments on July 21, 2010, 2011, and 2012 (subject to the satisfaction of the applicable performance criteria for the performance-based units). For fiscal year 2011 the Remuneration Committee awarded two types of performance units, time-based and performance-based, with 25% of the award being time-based performance units and 75% of the award being performance-based performance units. All fiscal year 2011 performance units vest in three equal annual installments on July 21, 2011, 2012, and 2013 (subject to the satisfaction of the applicable performance criteria for the performance-based units).

Time-Based Performance Units.  The amount due the employee at the vesting date is equal to the grant date unit value of $5.00 plus the appreciation in the stock price over the performance period, multiplied by the number of units that vest. For the fiscal year 2010 grant, the initial stock price used in determining the change in stock price is $7.40 per share and for the fiscal year 2011 grant the initial stock price is $15.62.

Performance-Based Performance Units.  Performance-Based Performance Units vest at the end of each of three performance periods ending on anniversaries of the grant date (July 21, 2010, 2011and 2012, respectively, for fiscal year 2010 grants and July 21, 2011, 2012 and 2013, respectively, for 2011 grants) (each, a “Performance Period”). For each Performance-Based Performance Unit, the executive will receive a cash payment equal to the grant date unit value of $5.00 multiplied by (a) the cumulative percentage change in the price per share of the Company’s common stock from the date on which the Performance-Based Performance Units were granted (the “Total Shareholder Return”) and (b) the TSR Unit Number Modifier, as set forth below.

2010 Grant

•	If Total Shareholder Return is less than 5%, then the TSR Unit Number Modifier is set at 0%.
•	If Total Shareholder Return is greater than or equal to 5% but less than 15%, then the TSR Unit Number Modifier is calculated by multiplying the TSR as a percentage by five and adding 25%.
•	If the Total Shareholder Return performance is greater than or equal to 15% but less than or equal to 30%, then the TSR Unit Number Modifier is calculated by multiplying the TSR as a percentage by six and two-thirds
•	If the Total Shareholder Return is greater than or equal to 30% for the fiscal year 2010 grant (greater than or equal to 20% for the fiscal year 2011 grant), then the TSR Unit Number Modifier is set at 200%.

2011 Grant

•	If Total Shareholder Return is less than 5%, then the TSR Unit Number Modifier is set at 0%.
•	If Total Shareholder Return is greater than or equal to 5% but less than 10%, then the TSR Unit Number Modifier is calculated by multiplying the TSR as a percentage by ten.
•	If the Total Shareholder Return performance is greater than or equal to 10%, but less than or equal to 20%, then the TSR Unit Number Modifier is calculated by multiplying the TSR as a percentage by ten.
•	If the Total Shareholder Return is greater than or equal to 20%, then the TSR Unit Number Modifier is set at 200%.

For the fiscal year 2010 grant, the initial stock price used in determining the change in stock price is $7.40 per share and for the fiscal year 2011 grant the initial stock price is $15.62.

In addition, the executives may have the opportunity to earn additional compensation based upon the Company’s Total Shareholder Return at the end of the third Performance Period. If upon the end of the third Performance Period, the Total Shareholder Return for the third Performance Period is greater than the Total Shareholder Return of either preceding Performance Period, then the executive will receive a cash payment equal to the difference between (a) what the executive would have received in the initial two Performance Periods had the Total Shareholder Return for each of those Performance Periods been equal to the Total Shareholder Return for the third Performance Period and (b) the aggregate amount that the executive received as payment for the Performance-Based Performance Units during the first two Performance Periods.

Pursuant to the terms of the Current Employment Agreements, the options, restricted shares, restricted stock unit awards and performance unit awards cease to vest upon termination of employment, unless such termination is related to such executive’s death or “disability,” upon a “change in control,” upon termination by executive upon “good reason,” or upon termination by Company without “cause” (each term as described below). Pursuant to the terms of the Energy XXI Services, LLC 2006 Long-Term Incentive Plan, awards of Messrs. Marchive and Reid cease to vest upon termination of employment, unless such termination is related to such person’s death or “disability” or upon a “change in control,” each term as described below.

All of the remaining compensation for the Named Executive Officers is pursuant to perquisites and benefits plans maintained by us. For the fiscal year ended June 30, 2010, the Remuneration Committee determined that we should provide payments to the respective retirement accounts for the Named Executive Officers in an amount equal to 10% of their respective amount of base salary and cash bonus for such year.

Grants of Plan-Based Awards in Fiscal Year 2010

The following table sets forth information concerning annual incentive awards, stock options, restricted stock units and performance units granted during fiscal year 2010 to each of the Named Executive Officers:

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John D. Schiller, Jr.	7/21/09	—	—	—	$600,000	$8,234,400	—	480,000	—	—	$3,992,200
Steven A. Weyel	7/21/09	—	—	—	$367,500	$5,043,570	—	294,000	—	—	$2,445,335
D. West Griffin	7/21/09	—	—	—	$203,125	$2,787,688	—	162,500	—	—	$1,351,906
Ben Marchive	7/21/09	—	—	—	$145,125	$1,991,696	—	116,100	—	—	$966,830
Todd Reid	7/21/09	—	—	—	$145,125	$1,991,696	—	116,100	—	—	$966,830

(1)	Reflects the number of performance units awarded in fiscal year 2010.
(2)	The amounts included in the Grant Date Fair Value of Stock and Option Awards column represent the grant date value of the awards made to named executive officers in fiscal year 2010 in accordance with FASB ASC Topic 718 assuming the probable payout amount of the awards. The value ultimately realized by the executive upon the actual vesting of the award(s) or the exercise of the stock options may or may not be equal to the FASB ASC Topic 718 determined value.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following tables provide information concerning the portions of stock options, restricted shares, restricted stock unit awards and performance units for each of the Named Executive Officers, outstanding as of June 30, 2010.

Name	# of Common Shares Underlying Unexercised Options(1)	Exercise Price	Expiration Date(1)
John D. Schiller, Jr.	120,000 unvested 30,000 vested	$17.50	9/10/18
Steven A. Weyel	80,000 unvested 20,000 vested	$17.50	9/10/18
D. West Griffin	40,000 unvested 10,000 vested	$17.50	9/10/18

(1)	The Company granted stock options of 150,000, 100,000 and 50,000 to Messrs. Schiller, Weyel and Griffin, respectively. The options were granted under the 2006 Long-Term Incentive Plan, priced at $17.50, the closing price on September 10, 2008, vesting over a three-year period with 20% vesting on September 10, 2009, an additional 30% vesting on September 10, 2010 and the remaining 50% vesting on September 10, 2011. The first 20% (30,000, 20,000 and 10,000) for each of Messrs. Schiller, Weyel and Griffin vested on September 10, 2009. The second 30% (45,000, 30,000 and 15,000) vested on September 10, 2010; however, this 30% vesting on September 10, 2010 occurred after the end of our fiscal year 2010, and, therefore, is not included in the table above. Additionally, as part of his resignation, effective July 23, 2010, all stock options held by Mr. Weyel vested on July 23, 2010 and will expire after 180 days. However, this vesting occurred after the end of our fiscal year 2010, and, therefore, is not included in the table above. None of the vested options have been exercised.

Name	Grant Date	Restricted Shares/RSU/PBUs Originally Granted(1)	Equity Incentive Plan Awards Restricted Shares/ RSUs/PBUs That Have Not Vested as of 6/30/10		Market or Payout Value of Shares or Units of Stock That Have Not Vested as of 6/30/10
John D. Schiller, Jr.	6/30/07	12,000 RS	-0- RS		$-0-
	6/30/07	12,000 RSIU	-0- RSU		-0-
	7/23/08	47,058 RS	31,372 RS	(2)	495,059
	7/23/08	47,058 RSU	31,372 RSU	(2)	495,059
	7/21/09	480,000 PBU	480,000 PBU	(3)	8,956,216
Steven A. Weyel	6/30/07	10,000 RS	-0- RS		$-0-
	6/30/07	10,000 RSU	-0- RSU		-0-
	7/23/08	28,823 RS	19,214 RS	(2)	303,222
	7/23/08	28,823 RSU	19,214 RSU	(2)	303,222
	7/21/09	294,000 PBU	294,000 PBU	(3)	5,485,682
D. West Griffin	6/30/07	6,500 RS	-0- RS		$-0-
	6/30/07	6,500 RSU	-0- RSU		-0-
	7/23/08	15,931 RS	10,620 RS	(2)	167,598
	7/23/08	15,931 RSU	10,620 RSU	(2)	167,598
	7/21/09	162,500 PBU	162,500 PBU	(3)	3,032,052
Ben Marchive	4/10/06	12,500 RS	-0- RS		$-0-
	4/10/06	12,500 RSU	-0- RSU		-0-
	6/30/07	10,000 RS	-0- RS		-0-
	6/30/07	10,000 RSU	-0- RSU		-0-
	7/23/08	11,250 RS	7,500 RS	(2)	118,350
	7/23/08	11,250 RSU	7,500 RSU	(2)	118,350
	7/21/09	116,100 PBU	116,100 PBU	(3)	2,166,285
Todd Reid	7/17/06	15,000 RSU	-0- RSU		$-0-
	6/30/07	11,500 RS	-0- RS		-0-
	6/30/07	11,500 RUS	-0- RSU		-0-
	7/23/08	10,000 RS	6,666 RS	(2)	105,200
	7/23/08	10,000 RSU	6,666 RSU	(2)	105,200
	7/21/09	116,100 PBU	116,100 PBU	(3)	2,166,285

(1)	We have awarded equity awards since the end of fiscal 2010, which do not appear on the table above. All of the 2011 fiscal year Performance Based units are currently unvested. Performance Based units were granted effective July 21, 2010 to Messrs. Schiller, Griffin, Marchive and Reid in the following amounts, respectively: 540,000, 187,500, 150,000 and 128,250. Such awards were made after the end of fiscal 2010 and therefore, are not included in this table.
(2)	For our equity awards made on 7/23/08, the second one-third vested on 7/23/10, as follows: 15,686 restricted shares and 15,686 restricted stock units for Mr. Schiller, 9,610 restricted shares and 9,610 restricted stock units for Mr. Weyel, 5,310 restricted shares and 5,310 restricted stock units for Mr. Griffin, 3,750 restricted shares and 3,750 restricted stock units for Mr. Marchive and 3,333 restricted shares and 3,333 restricted stock units for Mr. Reid. However, this vesting occurred after the end of our fiscal year 2010 and, therefore, the table above reflects only one-third vesting for the 7/23/08 grants. Additionally, as part of his resignation, all outstanding equity awards of Mr. Weyel were deemed vested on July 23, 2010. However, this vesting occurred after the end of our fiscal year 2010 and, therefore, is not reflected on the table above.
(3)	For our awards made on 7/21/09, the first one-third vested on 7/21/10, as follows: 160,000 PBU for Mr. Schiller, 98,000 PBU for Mr. Weyel, 54,166 PBU for Mr. Griffin and 38,700 PBU for each of Mr. Marchive and Mr. Reid. However, this vesting occurred after the end of our fiscal year 2010 and, therefore, the table above reflects no vesting for the 7/21/09 grants. Additionally, as part of his resignation, all outstanding equity awards of Mr. Weyel were deemed vested on July 23, 2010. However, this vesting occurred after the end of our fiscal year 2010 and, therefore, is not reflected on the table above.

Option Exercises and Stock Vested in Fiscal Year 2010

The following table shows for each Named Executive Officer the vesting of awards during our fiscal year ended June 30, 2010, as well as total amounts vested for each such award as of the end of the 2010 fiscal year. The amounts reflected as Value Realized on Vesting are based on the closing price of our Common Shares of $2.65 on July 17, 2009, the vesting date for Mr. Reid’s July 17, 2006 grant, $15.78 on June 30, 2010, the vesting dates of the June 30, 2007 grants of Messrs. Schiller, Weyel, Griffin, Marchive and Reid, and $17.08 on July 23, 2009, the vesting dates of the July 23, 2008 grants of Messrs. Schiller, Weyel, Griffin, Marchive and Reid.

Name	Grant Date	Restricted Shares/RSUs/PBUs Originally Granted	Shares/RSUs/PBUs Acquired on Vesting During Fiscal Year 2010(1)		Total Shares/RSUs/PBUs Vested as of June 30, 2010	Value Realized on Vesting During Fiscal Year 2010
John D. Schiller, Jr.	6/30/07	12,000 RS	4,000 RS		12,000 RS	$63,120
	6/30/07	12,000 RSU	4,000 RSU		12,000 RSU	63,120
	7/23/08	47,058 RS	15,686 RS		31,372 RS	44,706
	7/23/08	47,058 RSU	15,686 RSU		31,372 RSU	44,706
	7/21/09	480,000 PBU	-0- PBU		-0- PBU	-0-
Steven A. Weyel	6/30/07	10,000 RS	3,334 RS		10,000 RS	$52,600
	6/30/07	10,000 RSU	3,334 RSU		10,000 RSU	52,600
	7/23/08	28,823 RS	9,607 RS	(1)	19,214 RS	27,382
	7/23/08	28,823 RSU	9,607 RSU		19,214 RSU	27,382
	7/21/09	294,000 PBU	-0- PBU		-0- PBU	-0-
D. West Griffin	6/30/07	6,500 RS	2,167 RS		6,500 RS	$34,190
	6/30/07	6,500 RSU	2,167 RSU		6,500 RSU	34,190
	7/23/08	15,931 RS	5,310 RS		10,620 RS	15,135
	7/23/08	15,931 RSU	5,310 RSU		10,620 RSU	15,135
	7/21/09	162,500 PBU	-0- PBU		-0- PBU	-0-
Ben Marchive	6/30/07	10,000 RS	3,334 RS		10,000 RS	$52,600
	6/30/07	10,000 RSU	3,334 RSU		10,000 RSU	52,600
	7/23/08	11,250 RS	3,750 RS		7,500 RS	10,688
	7/23/08	11,250 RSU	3,750 RSU		7,500 RSU	10,688
	7/21/09	116,100 PBU	-0- PBU		-0- PBU	-0-
Todd Reid	7/17/06	15,000 RSU	5,000 RSU		15,000 RSU	$-0-
	6/30/07	11,500 RS	3,833 RS		11,500 RS	9,500
	6/30/07	11,500 RSU	3,833 RSU		11,500 RSU	9,500
	7/23/08	10,000 RS	3,333 RS		6,666 RS	60,490
	7/23/08	10,000 RSU	3,333 RSU		6,666 RSU	60,490
	7/21/09	116,100 PBU	-0- PBU		-0- PBU	-0-

(1)	For our equity awards made on 7/23/08, the second one-third vested on 7/23/10, as follows: 15,686 restricted shares and 15,686 restricted stock units for Mr. Schiller, 9,607 restricted shares and 9,607 restricted stock units for Mr. Weyel, 5,310 restricted shares and 5,310 restricted stock units for Mr. Griffin, 3,750 restricted shares and 3,750 restricted stock units for Mr. Marchive and 3,333 restricted shares and 3,333 restricted stock units for Mr. Reid. However, this vesting occurred after the end of our fiscal year 2010 and, therefore, the table above reflects only the first one-third vesting for the 7/23/08 grants. Additionally, as part of his resignation, all outstanding equity awards of Mr. Weyel were deemed vested on July 23, 2010. However, this vesting occurred after the end of our fiscal year 2010 and, therefore, is not reflected on the table above.
(2)	For our awards made on 7/21/09, the first one-third vested on 7/21/10, as follows: 160,000 PBUs for Mr. Schiller, 98,000 PBUs for Mr. Weyel, 54,166 PBUs for Mr. Griffin, 38,700 PBUs for Mr. Marchive and 38,700 PBUs for Mr. Reid. However, this vesting occurred after the end of our fiscal year 2010 and, therefore, the table above reflects no vesting for any of the 7/21/09 grants. Additionally, as part of his resignation, all outstanding equity awards of Mr. Weyel were deemed vested on July 23, 2010. However, this vesting occurred after the end of our fiscal year 2010 and, therefore, is not reflected on the table above.

Equity Compensation Plan Information

The table below sets forth the following information about our Common Shares that may be issued under our existing equity compensation plan as of June 30, 2010. Our existing equity compensation plan, the 2006 Long-Term Incentive Plan, was last approved by our shareholders at our 2009 Annual General Meeting, approving an increase in the number of Common Shares available under the 2006 Long-Term Incentive Plan to 19,000,000.

	(a)	(b)	(c)
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
Equity compensation plans approved by shareholders(1)	356,988	$16.38	3,772,158	(2)
Equity compensation plans not approved by shareholders(3)	28,312	$15.69	354,878
Total	385,300	$16.33	4,118,036	(2)

(1)	Consists of the 2006 Long-Term Incentive Plan and Employee Stock Purchase Plan.
(2)	Assumes that no restricted stock units will be settled in Common Shares.
(3)	Consists of our 2008 Purchase Plan adopted by our Board of Directors effective July 1, 2008.

Pension Benefits

We do not currently maintain a pension plan for any employees, including our Named Executive Officers.

Potential Payments and Benefits Upon a Termination of Employment or a Change-In-Control

As discussed above in the Compensation Discussion and Analysis, we believe that it is important to provide our Named Executive Officers with certain severance and change in control payments or benefits in order to establish a stable work environment for the individuals responsible for our day to day management. In order to assist us in this goal, we have entered into employment agreements and individual equity award agreements with our Named Executive Officers, and established the Severance Plan.

Company Obligations Upon Termination by Executive for Good Reason, by Company without Cause and Following a Change in Control

Effective September 10, 2008 the Company entered into the Current Employment Agreements with each of Messrs. Schiller, Weyel and Griffin. Additionally, we maintain the Severance Plan, which governs the termination of employment of Messrs. Marchive and Reid. The following table reflects, as of June 30, 2010, potential payments and benefits to the Named Executive Officers under their Current Employment Agreements or the Severance Plan, as applicable, regarding a termination of such Named Executive Officer’s employment including, in the case of Messrs. Schiller, Weyel and Griffin, termination by executive for “good reason” or by us due to the executive’s “disability,” and, in the case of all Named Executive Officers, termination by Company without “cause” or for any termination of employment during the one year period immediately following a “change in control.” The following table does not reflect potential payments, if any, to the Named Executive Officers in the event an executive officer voluntarily resigns his employment without “good reason” or in the event such employment is terminated by us for “cause,” in connection with the death of the Named Executive Officers or in connection with the “disability” of Messrs. Marchive and Reid. All applicable terms used within the Current Employment Agreements and the Severance Plan are defined in the narrative below.

We have not included amounts payable in respect of accrued but unpaid salary or vacation time under our ordinary payroll nor do we include amounts available under expense reimbursement programs or benefits practices and programs that do not discriminate in scope, terms or operation in favor of our executive officers and that are generally available to our salaried employees. All amounts reflected in the table below are our best estimate of the amounts the Named Executive Officers would receive upon a termination of employment or a change in control had that event occurred on June 30, 2010, but the exact amount that any individual would receive can not be determined with any certainty until the occurrence of the event and associated payment.

Company Obligations Upon Termination by Executive for Good Reason, by Company without Cause or for Disability and for Termination Following a Change in Control

Name	Severance(1)(4)	Equity Awards(2)	Non-Equity Awards(2)	Continued Benefits(3)	Tax Gross-Up	Total
John D. Schiller, Jr.	$4,556,250	$9,946,348	$—	$103,560	$5,863,865	$14,606,158
Steven A. Weyel	2,940,000	6,092,123	—	75,210	3,583,148	9,107,333
D. West Griffin	2,081,250	3,367,219	—	29,070	2,187,630	5,477,539
Ben Marchive	926,800	2,402,985	—	20,764	—	3,350,549
Todd Reid	896,800	2,376,680	—	19,050	—	3,292,529

(1)	“Severance” amount under the Current Employment Agreements reflects payment of an amount equal to the sum of (i) three times such Named Executive Officer’s base salary at the annual rate in effect at the time of termination and (ii) three times such Named Executive Officer’s target bonus calculated for Mr. Schiller as 125% base salary then in effect, for Mr. Weyel as 100% base salary then in effect and for Mr. Griffin as 85% base salary then in effect. “Severance” amount under the Severance Plan applicable to Messrs. Marchive and Reid reflects payment of an amount equal to the sum of: (i) two times the then current base salary and (ii) the average of the bonuses, if any, earned with respect to the two most recent fiscal years ending on or before the date of the termination. As explained further below, the payments of the respective amounts of “Severance” under the Current Employment Agreement or the Severance Plan are payable as a lump sum amount. Base salaries on June 30, 2010 were $600,000, $490,000, $325,000, $258,000 and $258,000 for Messrs. Schiller, Weyel, Griffin, Marchive and Reid, respectively.
(2)	Under the Current Employment Agreements with Messrs. Schiller, Weyel and Griffin and the Severance Plan covering Mr. Marchive and Mr. Reid, all options, restricted shares, restricted share units and performance units vest and become non forfeitable in the event of a “change in control.” On June 30, 2007 and July 23, 2008, the Remuneration Committee authorized the issuances of 12,000 and 47,05 restricted shares and 12,000 and 47,058 restricted stock units for Mr. Schiller, 10,000 and 28,823 restricted shares and 10,000 and 28,823 restricted stock units for Mr. Weyel, 6,500 and 15,931 restricted shares and 6,500 and 15,931 restricted stock units for Mr. Griffin, 10,000 and 11,250 restricted shares and 10,000 and 11,250 restricted stock units for Mr. Marchive and 11,500 and 10,000 restricted shares and 11,500 and 10,000 restricted stock units for Mr. Reid, with vesting to occur equally on the first, second and third anniversaries of the award date. Additionally, Mr. Marchive received a grant of 12,500 restricted shares and 12,500 restricted stock units on his hiring date of April 10, 2006, and Mr. Reid received a grant of 15,000 restricted stock units on his hiring date of July 17, 2006.

On September 10, 2008 the Company granted Messrs. Schiller, Weyel and Griffin options to purchase Common Shares in the amounts of 150,000, 100,000 and 50,000, respectively, with each option exercisable into one Common Share, priced at $17.50, the closing price on September 10, 2008, and vesting over a three-year period with 20% vesting on September 10, 2009, an additional 30% vesting on September 10, 2010 and the remaining 50% vesting on September 10, 2011.

Effective July 21, 2009 we granted performance units to Messrs. Schiller, Weyel, Griffin, Marchive and Reid in the amounts of 480,000, 294,000, 162,500, 116,100 and 116,100, respectively, with vesting to occur equally on the first, second and third anniversaries of the grant date, and effective July 21, 2010 we granted performance units to Messrs. Schiller, Griffin, Marchive and Reid in the amounts of 540,000, 187,500, 150,000 and 128,250, respectively, with vesting to occur equally on the first, second and third anniversaries of the grant date.

(3)	The amounts shown reflect the present value calculation of our obligations to continue to provide the applicable Named Executive Officer and his spouse and dependents with continued coverage, or equivalent benefits, under our medical, dental and life insurance benefit plans on the same basis (and no greater cost to the applicable Named Executive Officer) as provided at the time immediately prior to the applicable termination. Under the Current Employment Agreements with each of Messrs. Schiller, Weyel and Griffin, our obligation to provide such benefits is for a three-year period beginning on the date of the applicable termination, and for a one-year period for Messrs. Marchive and Reid under the Severance Plan.
(4)	As of Mr. Weyel’s Resignation Date, he is entitled to severance, equity awards, non-equity awards, continued benefits, and tax gross-up valued at $2,940,000, $4,286,607, $348,067, $477,265 and $0, respectively.

If a Named Executive Officer’s employment was terminated as of June 30, 2010 as a result of his death or “disability” (as described in the text below), then such Named Executive Officer (or his estate) would have been entitled to all accrued benefits, if any, as of that date.

Our obligations generally arise due to the applicable agreements and arrangements with the Named Executive Officers providing that all outstanding equity awards and, in respect of Messrs. Schiller, Weyel and Griffin, accrued benefits under any and all nonqualified deferred compensation plans vest and become exercisable and non forfeitable, as applicable, upon the corresponding death or “disability” of the respective Named Executive Officer.

Company Obligations Upon Termination for Death or Disability, Termination by Executive without Good Reason or by Company for Cause

If a Named Executive Officer’s employment was terminated as of June 30, 2010 as a result of his death, then such Named Executive Officer (or his estate) would have been entitled to all accrued benefits, if any, as of that date. Messrs. Schiller, Weyel and Griffin would have also received the continuation of their base salary payments for a period of twelve months following their termination of employment due to death.

No obligations are paid upon a termination of a Named Executive Officer for “cause” or upon termination of employment by a Named Executive Officer without “good reason” other than items that are accrued or vested but yet unpaid.

Narrative Discussion to Accompany Potential Payments and Benefits upon Termination of Employment or a Change of Control

The basis for the information provided in this section arises from obligations as of June 30, 2010 under our Current Employment Agreements with each of Messrs. Schiller, Weyel and Griffin, under our Severance Plan that covers Messrs. Marchive and Reid and under the terms of restricted stock unit and performance unit awards agreements with each of our Named Executive Officers under the 2006 Long-Term Incentive Plan. The following text describes certain relevant information in regards to such obligations.

The Current Employment Agreements

The payments and amounts shown in the “Company Obligations Upon Termination by Executive for Good Reason, by Company without Cause or for Disability and for Terminations Following a Change in Control” table with respect to Messrs. Schiller, Weyel and Griffin reflect our obligations under our respective Current Employment Agreements with such individuals. Our “Severance” obligations are to make a lump sum payment on the date of termination, unless the executive is a “specified employee” pursuant to Section 409A of the Code and such Code section requires us to delay payments for a period of six months in order to comply with that Code section. Our obligations under the other columns in the table are generally to be paid (if any payment obligation exists) as they become due for the applicable executive officer. To the extent we fail to make such payments when due to the applicable executive officer, we are further obligated to pay accrued interest on such late payments at the prime or base rate of interest offered by JPMorgan Chase Bank at its offices in New York. The executive’s are not required to mitigate the amount of any payment or benefits provided to them, but they will be subject to standard confidentiality, non-competition and non-solicitation restrictions for a period of one year following a termination of employment.

The provisions of the Current Employment Agreements are essentially the same with respect to the right to receive payments and benefits. The following definitions are applicable to the Current Employment Agreements:

“Cause” has the general meaning of the applicable executive officer’s malfeasance toward us, but specifically refers in respect of such executive officers to any of the following: (A) executive’s gross negligence, gross neglect or willful misconduct in the performance of the duties required, (B) executive’s commission of a felony that results in a material adverse effect on us, or (C) executive’s material breach of any material provision of the employment agreement.

“Change in Control” is defined to generally mean the occurrence of any one of the following: (1) acquisition by a person or entity of beneficial ownership of fifty percent (50%) or more of the combined voting power of our then outstanding voting securities or having the ability to elect fifty percent (50%) or more of our directors; or (2) the individuals who, as of the effective date of the Current Employment Agreements, are members of our Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that if either the election of any new director or the nomination for election of any new director by our shareholders was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; or (3) the consummation of a merger, consolidation or reorganization involving us (a “Business Combination”), unless (1) our shareholders, immediately before the Business Combination, own, directly or indirectly immediately following the Business Combination, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from the Business Combination (the “Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities immediately before the Business Combination, and (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for the Business Combination constitute at least a majority of the members of the Board of Directors of the Surviving Corporation, and (3) no person (other than (x) us or an entity we control, (y) a trustee or other fiduciary holding securities under one or more executive benefit plans or arrangements (or any trust forming a part thereof) maintained by us, the Surviving Corporation or any entity we control, or (z) any person who, immediately prior to the Business Combination, had Beneficial Ownership of fifty percent (50%) or more of the then outstanding voting securities) has beneficial ownership of fifty percent (50%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities; (4) our complete liquidation or dissolution; or (5) the sale or other disposition of all or substantially all of our assets to any person (other than a transfer to an entity we control).

However, any event that would otherwise constitute a Change in Control shall not be deemed to be a Change in Control if (i) the Incumbent Board continues to constitute a majority of our Board (or of the Surviving Corporation (if not us) and of any and all resulting parent entity(ies) in a Business Combination), (ii) any successor entity of us, if any, agrees in writing to expressly assume and agree to perform the employment agreement, and (iii) executive maintains his same position of employment and reporting relationship with us (or of the Surviving Corporation (if not us) and of any and all resulting parent entity(ies) in a Business Combination) after such event for a period of at least three (3) years.

“Disability” means when executive shall have been absent from the full-time performance of executive’s duties with us for 180 business days during any twelve-month period as a result of executive’s incapacity due to accident, physical or mental illness, or other circumstance which renders him mentally or physically incapable of performing the duties and services required of him hereunder on a full-time basis as determined by executive’s physician.

“Good Reason” means (1) the material breach of any of our obligations under the employment agreement without the executive officer’s written consent or (2) the occurrence of any of the following circumstances, without the executive officer’s written consent: (i) the change of executive officer’s title or the assignment of any duties that materially adversely alter the nature or status of his office, title, responsibilities, including reporting responsibilities, or action by us that results in the material diminution of his position, duties or authorities, from those in effect immediately prior to such change in title, assignment or action; (ii) the failure by us to continue in effect any compensation plan in which executive officer participates that is material to his total compensation unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by us to continue his participation therein (or in such substitute or alternative plan) on a basis not materially less favorable to him, unless any such failure to continue in effect any compensation plan or participation relates to a discontinuance of such plans or participation on a management-wide or company-wide basis; (iii) the taking of any action by us which would directly or indirectly materially reduce or deprive executive of any material pension, welfare or fringe benefit then enjoyed by him, unless such action relates to a discontinuance of benefits on a management-wide or company-wide basis; (iv) the relocation of our principal executive offices, or our requirement that the executive officer relocate anywhere outside the greater Houston, Texas metropolitan area, except for required travel for our business to an extent substantially consistent with his obligations under the employment agreement; or (v) our material breach of any material provision of the employment agreement, following opportunity to cure.

The Current Employment Agreements also provide an additional tax gross-up in the event that the payments they receive in connection with a change in control result in taxes imposed by Section 4999 of the Code, or in the event that any payments in connection with any termination of employment or a change in control result in taxes imposed by Section 409A of the Code. The amount of the tax gross-up would be the amount necessary to see that the executive receives the same net after tax amount that he would have received had he not been required to pay the additional excise taxes pursuant to either Section 4999 or Section 409A of the Code. The tax gross-up will be paid to the executive no later than the 10th business day following the date the executive remits any such excise tax to the Internal Revenue Service, but in the event that the gross-up payment is found to be in excess of what is necessary to place the executive in the same net after tax position, the executive will repay this amount to us.

The Severance Plans

The payments and amounts shown in the “Company Obligations Upon Termination by Executive for Good Reason, by Company without Cause or Disability and for Terminations Following a Change in Control” table with respect to Messrs. Marchive and Reid reflect our obligations under our Severance Plan with such individuals, as well as with certain of our other employees. Our “Severance” obligations are to make a lump sum payment on the date of termination. Our obligations under the other columns in the table are generally to be paid (if any payment obligation exists) as they become due for the applicable executive officer.

The Severance Plan generally provides that the types of payments and benefits shown in the “Company Obligations Upon Termination by Executive for Good Reason, by Company without Cause and Following a Change in Control” table above for the applicable executive officers become payable or owing in respect of any such termination of such applicable officer’s employment with us. Our obligations to each of Messrs. Marchive and Reid as described in the “Company Obligations Upon Termination for Death or Disability, Termination by Executive without Good Reason or by Company for Cause” section also arise under the Severance Plan. The following definitions are applicable to the Severance Plan:

“Change of Control” shall be deemed to have occurred upon any of the following events: (1) a merger of us with another entity, a consolidation involving us, or the sale of all or substantially all of our assets to another entity if, in any such case, (i) holders of our equity securities immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be case in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned our equity securities immediately prior to such transaction or event or (ii) the persons who were members of our Board immediately prior to such transaction or event shall not constitute at least a majority of the Board of Directors of the resulting entity immediately after such transaction or event; (2) our dissolution or liquidation; (3) when any persons or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of our outstanding securities; or (4) as a result of or in connection with a contested election of directors, the persons who were members of our Board immediately before such election shall cease to constitute a majority of the Board of Directors.

“Disability” shall mean either (1) an inability of the employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months or (2) the receipt of income replacements by the employee, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, for a period of not less than three months under the Company’s accident and health plan.

“Good Reason” means the occurrence after a Change of Control of any of the following events or conditions: (1) a reduction in the employee’s combined base salary and bonus opportunity of more than 10%; (2) a significant change in the employee’s duties and/or responsibilities resulting in a change of status, title and/or level of position within the organization; (3) material reduction in benefits without substitution of benefits that are substantially comparable in the aggregate; or (4) the permanent relocation of employee’s principle place of employment with the Company to a location that is more than 40 miles from such employee’s prior principle place of employment.

“Termination for Cause” shall mean any termination of employment with us by reason of employee’s (1) conviction of any felony or of a misdemeanor involving moral turpitude, (2) material failure to perform his duties or responsibilities in a manner satisfactory to us, (3) engagement in conduct which is injurious (monetarily or otherwise) to us or any of our affiliates, (4) engagement in business activities which are in conflict with our business interests, (5) insubordination, (6) engagement in conduct which is in violation of our safety rules or standards or which otherwise causes injury to another employee or any other person, (7) conduct which is in violation of any of our policies or work rules, or (8) engagement in conduct which is in violation of our guidelines for appropriate employee conduct or which is otherwise inappropriate in the office or work environment; in each foregoing case to be determined in the sole discretion of the Remuneration Committee.

Options Awards, Restricted Stock Awards, Restricted Stock Unit Awards and Performance Unit Awards

The payments and amounts shown in the table above with respect to our Named Executive Officers reflect our obligations under the respective option awards, restricted share awards, restricted stock unit awards and performance unit awards granted to such individuals under the 2006 Long-Term Incentive Plan. The provisions of those awards are the same with respect to the right to receive payments and benefits. Each award provides that all unvested options, restricted shares, restricted stock units and performance unit awards become vested and non forfeitable immediately upon the respective executive officer’s death or “disability” or upon a “change of control” of us. Under those awards, upon vesting we are obligated to either deliver to the applicable executive officer the number of Common Shares underlying the award or make a cash payment of the corresponding value of such Common Shares, in each case within two and one-half months following the date of such vesting.

Under the 2006 Long-Term Incentive Plan, a “change of control” is deemed to have occurred upon any of the following events:

•	any person or entity (including any group of persons or entities acting in concert) becomes the beneficial owner of our securities representing 50% or more of our voting stock then outstanding, except for person(s) or entity(ies) that are (i) us or any of our subsidiaries, (ii) any of our or our subsidiaries’ employee benefit plans, (iii) an affiliate of us, (iv) a company owned, directly or indirectly, by our shareholders in substantially the same proportion as their ownership of us, or (v) an underwriter temporarily holding securities for an offering of securities;
•	the consummation of any merger, reorganization, business combination or consolidation of the company or one of our subsidiaries with or into any other company, other than any of such transactions in which the holders of our voting securities outstanding immediately prior to such transaction represent immediately after such transaction more than 50% of the combined voting power of our voting securities or the surviving company or the parent of such surviving company;
•	the consummation of a sale or disposition of Energy XXI Services, LLC, the subsidiary through which we generally employ our employees, or of all or substantially all of our assets, other than a sale or disposition where the holders of our voting securities outstanding immediately prior to such transaction hold securities immediately after such transaction representing more than 50% of the combined voting power of the voting securities of the acquirer, or parent of the acquirer; or
•	individuals who constituted our Board of Directors as of October 6, 2006 cease to constitute at least a majority of our Board of Directors, except that any individual who becomes a director subsequent to such date whose election to the Board of Directors was approved by a vote of at least a majority of our directors (including those that comprised such initial board and those that are subsequently elected per such exception, but excluding any individual who initially joins our Board of Directors as a result of a contest for the election or removal of any of our directors or otherwise as a result of other solicitation of proxies or consents by or on behalf of a person other than our Board of Directors) shall be considered as if such person(s) were initially members of our Board of Directors as of such October 6, 2006 date.

Notwithstanding the foregoing, the definition of “change of control” under the 2006 Long-Term Incentive Plan is expressly intended to comply with the requirements of Section 409A of the United States Internal Revenue Code and such plan contemplates that the definition will be modified to the extent necessary to ensure compliance with such requirements.

Other Benefits

Each of the Named Executive Officers would also be eligible for other benefits and compensation accrued through the date of their respective termination on the same basis as generally available to the other employees of the Company, including the fact that they would be fully vested in any profit sharing or other nonqualified deferred compensation that would have previously been paid by us. Nevertheless, the occurrence of such Named Executive Officer’s termination or a change of control would not create any additional rights in these respects.

Resignation of Mr. Weyel

As Mr. Weyel was a Named Executive Officer as of June 30, 2010, we have disclosed the potential payments he could have received upon certain terminations of employment or a change in control as of that date, but Mr. Weyel’s employment with us in fact terminated on July 23, 2010. We entered into a Separation Agreement and Mutual Release and Settlement agreement with Mr. Weyel that terminated his Current Employment Agreement and both our obligations and Mr. Weyel’s obligations under that employment agreement (unless specifically excepted under the new agreement). Mr. Weyel received his unpaid salary in the amount of $7,983 and accrued vacation ($56,538) through his termination date. Mr. Weyel became entitled to a separation payment equal to $2,940,000, less applicable withholding obligations, that we paid into a rabbi trust for Mr. Weyel’s benefit. Mr. Weyel and his dependents are also entitled to remain covered, at our expense, in our medical and dental benefit plans for a period of three years following his termination. All of the equity awards Mr. Weyel held as of July 23, 2010 became exercisable and payable in full, and he received $245,000 of his bonus for the 2010 fiscal year that had not yet been paid to him. We will continue to pay the premiums for his life insurance policy for a period of three years, he will receive any account balance he had under the Energy XXI Services LLC Restoration Plan following the six month period following his termination date, and titles to his company automobile and personal electronic devices were conveyed to Mr. Weyel. Mr. Weyel agreed to remain subject to the confidentiality provisions of his Current Employment Agreement, and to comply with his non-solicitation restrictions for a period of one year following his termination of employment. Mr. Weyel has released us from all claims that could result from his employment or termination of employment with us, and we have represented that we will not bring any claims against Mr. Weyel. Both we and Mr. Weyel will refrain from using disparaging comments or criticisms regarding the other party.

Narrative Disclosure of Our Compensation Policies and Practices as they Relate to our Risk Management

To the extent that our compensation policies and practices for our employees create risks that are reasonably likely to have a material adverse effect on us, we are required to discuss our policies and practices for addressing those risks. We have determined that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us. Our Remuneration Committee and our Board are aware of the need to routinely assess our compensation policies and practices and will make a determination as to the necessity of this particular disclosure on an annual basis.

AUDIT COMMITTEE REPORT

Our Audit Committee currently consists of Messrs. Colvin (who serves as its chair), Davison, Dunwoody, Dupré, Feinberg and Flannery. Our Board of Directors has determined that each of the members of the Audit Committee meets the independence requirements established by our Board of Directors and as set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, and the listing standards of The NASDAQ Stock Market LLC. The Board of Directors has also determined that Mr. Colvin qualifies as a “financial expert” under the rules of the Securities and Exchange Commission.

Role in Financial Reporting

The management of Energy XXI (Bermuda) Limited (for purposes of this Report, the “Company”) is responsible for the Company’s internal controls and the financial reporting process. The independent auditor hired by the Company is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee monitors and oversees these processes and reports to the Company’s Board of Directors with respect to its findings. The responsibility and authority of the Audit Committee is more specifically described in the Audit Committee Charter, which has been approved by the Company’s Board of Directors. A copy of the Audit Committee Charter is available on the Company’s website at www.energyxxi.com under “Investor Relations” and “Corporate Governance.”

Fiscal 2010 Financial Statements

In order to fulfill our monitoring and oversight duties, we:

•	reviewed and discussed the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 with management and the independent registered public accounting firm, UHY LLP;
•	discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, “Communications with Audit Committees;” and
•	received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed the independent registered public accounting firm’s independence with the firm.

During fiscal 2010, management assessed the effectiveness of the Company’s system of internal control over financial reporting in connection with the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee reviewed and discussed with management and UHY LLP management’s report on internal control over financial reporting and UHY LLP’s report on their audit of the Company’s internal control over financial reporting as of June 30, 2010.

Based on this review and discussions, we recommended to our Board of Directors that the audited consolidated financial statements for the year ended June 30, 2010 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 for filing with the SEC and the Board of Directors approved such inclusion.

Auditor Independence

The Audit Committee considered whether the provision of non-audit services by UHY LLP was compatible with maintaining such firm’s independence. After reviewing the services provided by UHY LLP, including all non-audit services, the Audit Committee, in accordance with its charter, authorized the selection, subject to shareholder ratification and approval, of UHY LLP as the independent registered public accounting firm of the Company.

Respectfully submitted by the Audit Committee,

William Colvin, Chairperson
Paul Davison
David M. Dunwoody
Cornelius Dupré
Hill A. Feinberg
Kevin Flannery

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers and anyone who beneficially owns more than 10% of our Common Shares to file with the SEC initial reports of ownership and reports of changes in ownership of Common Shares and to furnish copies of such reports to us. Based solely on our review of the copies of these reports furnished to us and representations from our officers and directors, we believe that all filings required to be made under Section 16(a) we made on a timely basis during our fiscal year ended June 30, 2010.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL GENERAL MEETING

Pursuant to the various rules promulgated by the SEC, shareholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2011 Annual General Meeting may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, to be eligible for inclusion in our proxy materials, shareholder proposals must be received by our Corporate Secretary no later than September 10, 2011. No shareholder proposal was received for inclusion in this Proxy Statement.

In addition to the requirements of Rule 14a-8, and as more specifically provided for in our Bye-Laws, in order for a nomination of persons for election to our Board of Directors or a proposal of business to be properly brought before an annual general meeting, it must be either specified in the notice of the meeting given by our Corporate Secretary or otherwise brought before the meeting by or at the direction of our Board of Directors or by a shareholder entitled to vote and who complies with the notice procedures set forth in our Bye-Laws. A shareholder making a nomination for election to our Board of Directors or a proposal of business for the 2011 Annual General Meeting must deliver proper notice to our Corporate Secretary at least 60 days but not more than 90 days prior to the anniversary date of the 2010 Annual General Meeting. In other words, for a shareholder nomination for election to our Board of Directors or a proposal of business to be considered at the 2011 Annual General Meeting, it should be properly submitted to our Corporate Secretary no earlier than August 1, 2011 and no later than September 10, 2011.

Under Rule 14a-4(c) of the Exchange Act, our Board of Directors may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a shareholder at the 2011 Annual General Meeting that the shareholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board of Directors intends to exercise its discretion to vote on the matter, unless we are notified of the proposal on or before September 10, 2011, and the shareholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of the matter after September 10, 2011, and the matter nonetheless is permitted to be presented at the 2011 Annual General Meeting, our Board of Directors may exercise discretionary voting authority with respect to the matter without including any discussion of the matter in the proxy statement for the Annual Meeting of Shareholders. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

For each individual that a shareholder proposes to nominate as a director, the shareholder’s written notice to our Corporate Secretary must include the information set forth under “Board of Directors and Governance — Committees of Our Board of Directors — Nomination Committee.” From time to time, the Nomination Committee may request additional information from the nominee or the shareholder. For any other business that a shareholder desires to bring before an annual meeting, the shareholder notice must be delivered to Energy XXI (Bermuda) Limited, Canon’s Court, 22 Victoria Street, PO Box HM 1179, Hamilton HM EX, Bermuda, Attention: Corporate Secretary, not less than 60 days nor more than 90 days prior to the anniversary date of the 2010 Annual General Meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters.

HOUSEHOLDING OF ANNUAL GENERAL MEETING MATERIALS

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding our Common Shares but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these shareholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, 2010 Annual Report, or Proxy Statement mailed to you, please submit a request to our Corporate Secretary at the address specified above or call our Investor Relations department at (713) 351-3000, and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of the 2010 Annual General Meeting, follow the instructions included in the Notice of Internet Availability that was sent to you. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Financial Statements

A copy of our 2010 Annual Report, which consists of our Form 10-K, accompanies this Proxy Statement. Except for the financial statements included in the 2010 Annual Report that are specifically incorporated by reference herein, the 2010 Annual Report is not incorporated in this Proxy Statement and is not to be deemed part of this proxy soliciting material.

We have filed our Form 10-K for the fiscal year ended June 30, 2010 with the Securities and Exchange Commission. It is available free of charge at the Securities and Exchange Commission’s web site at www.sec.gov.

Upon written request by a shareholder, we will mail, without charge, a copy of our Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.

OTHER BUSINESS

Our Board of Directors does not intend to bring any other matters before the 2010 Annual General Meeting in addition to those described above, and has not been informed that any other matters are to be presented by others. If other business is properly presented for consideration at the 2010 Annual General Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

ENERGY XXI (BERMUDA) LIMITED

Please date, sign and mail this proxy card in the postage-paid return-addressed envelope provided as soon as possible

The person signing on the reverse by this proxy appoints John Daniel Schiller, Jr. and David West Griffin, and each of them (with full power to designate substitutes), proxies to represent, vote and act with respect to all Common Shares of Energy XXI (Bermuda) Limited held of record by the undersigned at the close of business on September 20, 2010 at Energy XXI (Bermuda) Limited's annual general meeting of shareholders to be held on November 9, 2010 and at any adjournments or postponement thereof. The proxies may vote and act upon the matters designated on the reverse side and upon such other matters as may properly come before the meeting (including a motion to adjourn the meeting), according to the number of votes the undersigned might cast and with all powers the undersigned would possess if personally present.

Printed Name of Shareholder as it Exists in the Shareholder Registry:

____

Signature:______________________________________

Printed Name and Authority of the Person Signing If Not Shareholder Named in Shareholder Registry (e.g., person signing for corporate or fund shareholder):______________________________

(Continued, and to be marked, dated and signed, on the other side)

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

Please mark your votes like this ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES AND "FOR" PROPOSAL 2.

FOR All Nominees ☐   **WITHHOLD** Authority for All Nominees ☐   **FOR** Nominees all except (see instructions below) ☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR all except" and write the name(s) of such individual(s) for whom you wish your vote to be withheld below:

____

2. To approve the appointment of UHY LLP as its fiscal year ending June 30, 2011 independent auditors and to authorize the Audit Committee of the Board of Directors to set the auditors' remuneration.

FOR	AGAINST	ABSTAIN
☐	☐	☐

This proxy, when properly executed, will be voted in accordance with the instructions given above. **If no instructions are given, this proxy will be voted "FOR" the election of all of the director nominees listed in proposals 1 and "FOR" proposal 2.**

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ____________________ **Signature** ____________________ **Date** __________ **, 2010.**

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership or limited liability company, please sign in partnership or limited liability company name (as applicable) by authorized person.

Please complete the Registar information on the reverse side.